AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE SEC IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR, SUBJECT TO COMPLETION

DATED JULY 24, 2020

GEAR CAPITAL INC.

UP TO 50,000,000 COMMON SHARES

MINIMUM INVESTMENT OF 2,500 COMMON SHARES ($2,500)

SEE “SECURITIES BEING OFFERED” BEGINNING ON PAGE 52

65 Queen Street West, Suite 800

Toronto, Ontario M5H 2M5

+1 (416) 861 - 2267

www.gearcapital.com

GEAR Capital Inc., a corporation formed under the laws of the Province of Ontario (the “Company,” “we,” or “our”), is Offering up to 50,000,000 (the “Maximum Offering”) Common Shares, no par value per share (the “Common Shares”) of the Company to be sold in this Tier 2 Offering (this “Offering”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). The Common Shares are being offered at a purchase price of $1.00 per share on a “best efforts” basis. Prime Trust Inc., as escrow agent (the “Escrow Agent”), will hold the proceeds of this Offering, which will be transferred to the Company at each closing. The first closing will occur at any time upon the Company’s request from the Escrow Agent of proceeds received from investors. Thereafter, the Company may continue to undertake one or more closings on a rolling basis, at which time additional proceeds the Escrow Agent holds will be released to the Company. Each investor must invest a minimum of $2,500; however, we reserve the right to waive this minimum in our sole discretion. This Offering will terminate on the earlier of the date on which (i) the Maximum Offering is sold, or (ii) the Board of Directors of the Company (the “Board”) elects to terminate this Offering (either such case, the “Termination Date”). We expect to commence the sale of the Common Shares on the date on which the SEC qualifies the offering statement of which this offering circular is a part.

The Company has engaged Dalmore Group, LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer (the “Broker”), to serve as the broker-dealer in eight states, including Alabama, Arizona, Florida, New Jersey, New York, North Dakota, Texas, and Washington, in connection with this Offering. For the avoidance of doubt, the Broker does not and will not solicit purchases of Common Shares or make any recommendations regarding the Common Shares to prospective investors.

The Company plans to make an application for listing of the Common Shares on the Canadian Securities Exchange (the “CSE”) and the OTCQB within 12 months following the last close of this Offering, but the Board will determine whether to do so in its sole discretion. No application is currently being prepared for the Common Shares to trade on the CSE or the OTCQB. As a result, the Common Shares sold in this Offering may not be listed on a securities exchange or quoted on an alternative trading system for an extended period of time, if at all. If the Common Shares are not listed on a securities exchange or quoted on an alternative trading system, it may be difficult to sell or trade in the Common Shares. There can be no assurance that a liquid market for the Common Shares will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell the Common Shares easily or at prices that will provide them with yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of the Common Shares and investors wishing to sell the Common Shares might therefore suffer losses.

Investing in the Common Shares involves a high degree of risk. These are speculative securities. An investor should purchase the Common Shares only if the investor can afford a complete loss of the investment. See “Risk Factors” for a discussion of certain risks that the investor should consider in connection with an investment in the Common Shares.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED, INCLUDING THE COMMON SHARES, OR THE TERMS OF THIS OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THE COMMON SHARES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE COMMON SHARES OFFERED ARE EXEMPT FROM REGISTRATION.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND

YOU SHOULD MAKE YOUR OWN DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THE COMMON SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. YOU SHOULD BE AWARE THAT YOU WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

NOTICE TO FOREIGN INVESTORS

IF THE INVESTOR LIVES OUTSIDE OF THE UNITED STATES, IT IS THE INVESTOR’S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN INVESTOR.

	Price to Public	Underwriting Discount and Commissions (1)	Proceeds to the Company (2)
Per Share	$1.00	$0.03	$0.97
Total Maximum Offering	$50,000,000	$1,563,000	$48,437,000
(1)

Pursuant to an Amended and Restated Broker-Dealer Agreement between the Company and the Broker, the Company has agreed to pay the Broker a one-time consulting fee of $50,000, a one-time payment of $5,000 for the Broker’s out-of-pocket expenses, a one-time fee of $8,000 to FINRA as a pass-through expense of the Broker and commissions of 3% on all investments in the eight states where the Broker is engaged to provide accommodating broker-dealer services (including Alabama, Arizona, Florida, New Jersey, New York, North Dakota, Texas, or Washington), although the Company intends to offer Common Shares in all states within the United States and in certain provinces of Canada (and other non-U.S. jurisdictions). The amounts set forth in the column entitled “Underwriting Discount and Commissions” assume all Common Shares are sold in states in which the Broker is engaged.

(2)	The amounts shown are before deducting other costs of this Offering to be borne by the Company, including legal, accounting, printing, due diligence, marketing, selling and other costs incurred in this Offering (See “Use of Proceeds to Company” and “Plan of Distribution and Selling Securityholders”).

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A PROMULGATED UNDER THE SECURITIES ACT. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY US CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

The Company is following the “Offering Circular” format of disclosure under Regulation A promulgated under the Securities Act.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to rely on the provisions that relate to “Emerging Growth Companies” under the Jumpstart Our Business Startups Act of 2012. See “Implications of Being an Emerging Growth Company.”

TABLE OF CONTENTS

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

In this offering (this “Offering”), we are offering to sell, and seeking offers to buy, Common Shares, no par value per share (the “Common Shares”), of GEAR Capital Inc., a corporation formed under the laws of the Province of Ontario (the “Company,” “we,” “our,” and “us”), only in jurisdictions where such offers and sales are permitted. Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the “Offering Circular.” You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date or as of the respective dates of any documents or other information incorporated herein by reference, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of the Common Shares shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

This Offering Circular is part of an offering statement (the “Offering Statement”) that we filed with the Securities and Exchange Commission (the “SEC”) using a continuous offering process. Periodically, we may provide an Offering Circular supplement that would add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. The Offering Statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. This Offering Circular also includes statistical and other market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations. All references in this Offering Circular to “$” or “dollars” are to United States dollars, unless specifically stated otherwise.

CERTAIN TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the Common Shares. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in the Common Shares. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms, or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

Business and industry risks, including:

•	We have a history of losses and can provide no assurance of our future operating results.
•	The Company was recently formed and has no operating history and no revenues.
•	Potential changes in public perceptions of the viability of impact investing may negatively affect our operating results.
•	Our success is dependent on the completed development and potential performance of GI and any other products that the Company incubates.
•	Macro-level improvements to the social, economic, environmental, and other circumstances that have given rise to impact products may render impact investing redundant.
•	A widespread popular acceptance of the view that the social, economic, environmental, and other circumstances that have given rise to impact products are irremediable could negatively impact our prospects.
•	Our focus on impact products may result in lower adjusted returns for our investors.
•	We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.
•	Our business plan is speculative.
•	We may face significant competition in the United States, Canada and elsewhere.
•	Our revenue could fluctuate from period to period, which could have an adverse material impact on our business.
•	If we are unable to effectively protect our intellectual property and trade secrets, it may impair our ability to compete.
•	Computer, website or information system breakdown could affect our business.
•	We will depend on third-party providers for a reliable Internet infrastructure as well as other aspects of our technology and applications and the failure of these third parties, or the Internet in general, for any reason would significantly impair our ability to conduct our business.
•	Our actual or perceived failure to adequately protect personal data could harm our business.
•	We may be involved in legal and regulatory proceedings.
•	The liability of our directors and officers and others is limited under certain circumstances.
•	Our executive officers, directors and insider shareholders beneficially own or control a substantial portion of the outstanding Common Shares.
•	Because we do not have an audit or compensation committee, shareholders will have to rely on management to perform these functions.
•	We may have difficulty retaining and acquiring personnel.
•	Our directors and officers may have conflicts of interest.
•	Our financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) accounting principles.
•	Public health epidemics or outbreaks could adversely impact our business.

Risks related to this Offering and the Common Shares, including:

•	The Common Shares are being offered on a “best efforts” basis and we may not raise the Maximum Amount being offered.
•	If the Maximum Offering is not raised, it may increase the amount of additional equity we need to raise.
•	This Offering is being conducted without the benefit of an underwriter, who could have confirmed the accuracy of the disclosures in this Offering Circular.
•	We intend to list the Common Shares for trading on a securities exchange, which would increase our regulatory burden; however, it is uncertain when the Common Shares will be listed on an exchange for trading, if ever.
•	If the Common Shares become subject to the penny stock rules, it would become more difficult to trade the Common Shares.
•	We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause the price of our Common Shares to decline.
•	We may incur increased costs as a result of our public reporting obligations, and our management team will be required to devote substantial time to new compliance initiatives.
•	We may lose our status as a foreign private company in the United States, which would result in increased costs related to regulatory compliance under United States securities laws.
•	We do not intend to pay dividends on the Common Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the Common Shares.
•	We may terminate this Offering at any time during the Offering Period and do not have a minimum capitalization.
•	Terms of subsequent financings, if any, may adversely impact investors’ investments.
•	We determined the offering price for the Common Shares being sold in this Offering.
•	If an investor purchases Common Shares in this Offering, the investor will incur immediate and substantial dilution in the book value of the Common Shares.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), because we are not registering the Common Shares under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the Company’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the Company’s liquidity, capital resources, and results of operations, and two years of audited financial statements);
•	semiannual reports (including disclosure primarily relating to the Company’s interim financial statements and MD&A); and
•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which the Offering Statement was qualified, if the securities of each class to which the Offering Statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, so long as we remain a company with less than $1.07 billion in total annual gross revenues during our last fiscal year, which is currently the case, we will be an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and Chief Executive Officer pay ratio disclosure;
•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since this Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

SUMMARY

This Offering summary highlights material information regarding GEAR Capital Inc. (the “Company”), our business, and this Offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this Offering fully, you should read the entire Offering circular carefully, including the “Risk Factors” section, before making a decision to invest in the Company. Unless the context requires otherwise, in this Offering the terms “we,” “us,” and “our” refer to the Company. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” above.

Our Business

The Company was incorporated on October 8, 2019, as a corporation under the laws of the Province of Ontario for the purpose of incubating impactful technologies. Many existing and impending social, political, and environmental problems currently affect or stand to affect the quality of human life worldwide. Our goal is to couple novel strategies with the innovative technologies to mitigate those problems, thereby improving human life worldwide. We hold as a foremost value that all humans must consider future generations with every decision that they make, and by working together, humans can overcome complacency to make the world a better place for everyone. Taking an approach to its technology incubation that emphasizes impact, the Company seeks to create a results-oriented solution to each target problem it identifies with the primary objective of solving the target problem and a secondary objective of earning a profit.

Currently, we have one flagship product in the process of being incubated called GEAR Impact (“GI”). GI is a social network dedicated to discussion of impact-related topics, which includes a reward system to incentivize engagement, and unique features such as an area for sustainability challenges, and a directory of impact startups that are engaging (or have recently engaged) in equity crowdfunding on other platforms. GI is described in greater detail in “Description of Business” below together with a detailed description of our entire business.

At this time, we have no employees. Our personnel presently consists of three part-time consultants.

Our principal place of business and mailing address is GEAR Capital Inc., 65 Queen Street West, Suite 800, Toronto, ON M5V 3W6, and our telephone number is 1(416) 861-2267. Our website address is www.gearcapital.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Description of Property

We do not own or lease any facilities and do not expect to do so in the immediate future. We maintain a virtual office in Toronto, Ontario, and all of the Company’s personnel operate from remote locations. We believe that we will be able to secure facilities to accommodate a physical office if it becomes necessary for expansion of our operations.

Risks Related to Our Business

Our business and our ability to execute our business strategy are subject to a number of risks, which are more fully described in the section titled “Risk Factors” beginning on page 15. These risks include, among others:

Business and industry risks, including:

•	We have a history of losses and can provide no assurance of our future operating results.
•	The Company was recently formed and has no operating history and no revenues.
•	Potential changes in public perceptions of the viability of impact investing may negatively affect our operating results.
•	Our success is dependent on the completed development and potential performance of GI and any other products that the Company incubates.
•	Macro-level improvements to the social, economic, environmental, and other circumstances that have given rise to impact products may render impact investing redundant.
•	A widespread popular acceptance of the view that the social, economic, environmental, and other circumstances that have given rise to impact products are irremediable could negatively impact our prospects.
•	Our focus on impact products may result in lower adjusted returns for our investors.
•	We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.
•	Our business plan is speculative.
•	We may face significant competition in the United States, Canada and elsewhere.
•	Our revenue could fluctuate from period to period, which could have an adverse material impact on our business.
•	If we are unable to effectively protect our intellectual property and trade secrets, it may impair our ability to compete.
•	Computer, website or information system breakdown could affect our business.
•	We will depend on third-party providers for a reliable Internet infrastructure as well as other aspects of our technology and applications and the failure of these third parties, or the Internet in general, for any reason would significantly impair our ability to conduct our business.
•	Our actual or perceived failure to adequately protect personal data could harm our business.
•	We may be involved in legal and regulatory proceedings.
•	The liability of our directors and officers and others is limited under certain circumstances.
•	Our executive officers, directors and insider shareholders beneficially own or control a substantial portion of the outstanding Common Shares.
•	Because we do not have an audit or compensation committee, shareholders will have to rely on management to perform these functions.
•	We may have difficulty retaining and acquiring personnel.
•	Our directors and officers may have conflicts of interest.
•	Our financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) accounting principles.
•	Public health epidemics or outbreaks could adversely impact our business.

Risks related to this Offering and the Common Shares, including:

•	The Common Shares are being offered on a “best efforts” basis and we may not raise the Maximum Amount being offered.
•	If the Maximum Offering is not raised, it may increase the amount of additional equity we need to raise.
•	This Offering is being conducted without the benefit of an underwriter, who could have confirmed the accuracy of the disclosures in this Offering Circular.
•	We intend to list the Common Shares for trading on a securities exchange, which would increase our regulatory burden; however, it is uncertain when the Common Shares will be listed on an exchange for trading, if ever.
•	If the Common Shares become subject to the penny stock rules, it would become more difficult to trade the Common Shares.
•	We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause the price of our Common Shares to decline.

•	We may incur increased costs as a result of our public reporting obligations, and our management team will be required to devote substantial time to new compliance initiatives.
•	We may lose our status as a foreign private Company in the United States, which would result in increased costs related to regulatory compliance under United States securities laws.
•	We do not intend to pay dividends on the Common Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the Common Shares.
•	We may terminate this Offering at any time during the Offering Period and do not have a minimum capitalization.
•	Terms of subsequent financings, if any, may adversely impact investors’ investments.
•	We determined the offering price for the Common Shares being sold in this Offering.
•	If an investor purchases Common Shares in this Offering, the investor will incur immediate and substantial dilution in the book value of the Common Shares.

Our financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since inception, we have funded operations with proceeds from the sale and issuance of equity to investors. Our future viability is largely dependent upon our ability to raise additional capital to finance our operations. Our management expects that future sources of funding may include sales of equity, obtaining loans, or other strategic transactions. Although our management continues to pursue these plans, there is no assurance that we will be successful with this Offering or in obtaining sufficient financing on terms acceptable to us to continue to finance our operations, if at all. These circumstances raise substantial doubt on our ability to continue as a going concern, and our financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Regulation A+

We are offering the Common Shares pursuant to rules of the SEC mandated under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer securities of up to $50 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we are required to publicly file annual, semiannual, and current event reports with the SEC.

THIS OFFERING

Company:	GEAR Capital Inc., a corporation incorporated in the Province of Ontario, Canada.
Shares Offered:	Up to 50,000,000 (the “Maximum Offering”) common shares, no par value per share (the “Common Shares”).
Price per Share:	$1.00.
Minimum Investment:	$2,500 per investor.
Common Shares Outstanding
before this Offering:	32,692,592 Common Shares.
Common Shares Outstanding
after this Offering:	82,692,592 Common Shares, if the Maximum Offering is sold.
Use of Proceeds:	If we sell all of the 50,000,000 Common Shares being offered, our net proceeds (after deducting fees and commissions and estimated Offering expenses) will be approximately $48,272,000. We will use these net proceeds for cash reserves, working capital, software development, marketing and business development, as described in “Use of Proceeds to Company” beginning on page 28.
Risk Factors:	Investing in our Common Shares involves a high degree of risk. See “Risk Factors” beginning on page 15.

RISK FACTORS

An investment in the Common Shares involves a high degree of risk. Each investor should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the price of the Common Shares could decline and the investors may lose all or part of their investments. See “Cautionary Statement Regarding Forward Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this Offering Circular.

Risks Related to our Business and Industry

We have a history of losses and can provide no assurance of our future operating results.

We have experienced net losses and negative cash flows from operating activities, and we expect such losses and negative cash flows to continue in the foreseeable future. At December 31, 2019, the Company had positive working capital of $190,308 and a cumulative loss since inception of $(109,692). The Company has a need for equity capital and financing for working capital and development of its projects. The opinion of our independent registered public accountants on our audited financial statements for the year ended December 31, 2019, contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. The Company’s continuance as a going concern is dependent upon its ability to obtain adequate financing and to reach profitable levels of operation. It is not possible to predict whether financing efforts will be successful or if the Company will attain profitable levels of operations. Management believes it will be successful in raising the necessary funding to continue operations in the normal course of operations, however, there is no assurance that funds will continue to be available on terms acceptable to the Company or at all. Our financial statements do not reflect adjustments to the carrying value of assets and liabilities that would be necessary should the Company be unable to continue operations and such adjustments could be material.

The Company was recently formed and has no operating history and no revenues.

The Company was only recently formed and has no operating history and has generated no revenues. There is no assurance that the Company can generate revenues, and even if we are able to generate revenues, there is no assurance that the Company can earn a profit for its investors.

Potential changes in public perceptions of the viability of impact investing may negatively affect our operating results.

The Global Impact Investing Network (“GIIN”) estimated investments in impact ventures to be a $502 billion category in 2019, and there continues to be strong growth momentum in this category in light of greater consciousness from younger generations, particularly those affected by factors such as climate change. Despite this, impact ventures remain an emerging category, and the possibility exists that their initial popularity may not be sustained in the long term, which could adversely affect the viability of the Company and its constituent products, which we expect to follow the same trends as impact ventures as a whole.

Our success is dependent on the completed development and potential performance of GI and any other products that the Company incubates.

Because the Company is an incubator of products, such as GI, the Company’s overall financial performance is directly tied to the completed development and potential performance of each of these products. Each product will face the risk that it has created a niche too narrow to become profitable and otherwise face similar risks to those outlined with respect to the Company due to such product seeking to serve as a solution to problems that affect long-term quality of life for populations around the world (“impact products”). The occurrence of any risks described in such factors could directly affect the Company’s performance and viability.

Macro-level improvements to the social, economic, environmental, and other circumstances that have given rise to impact products may render impact investing redundant.

The Company’s principal mission is to incubate impact products. Since the goal of impact products is to alleviate such problems, as these problems are resolved, impact products may become redundant with fewer or no unfavorable circumstances to address; thus, limiting the Company’s prospects as an incubator of impact products.

A widespread popular acceptance of the view that the social, economic, environmental, and other circumstances that have given rise to impact products are irremediable could negatively impact our prospects.

One of the central assumptions relied on by investors in impact products is that the problems they are endeavoring to address through their investments can ultimately be mitigated or solved. Because issues such as climate change are complex, multifaceted, and subject to factors that impact products generally cannot address (e.g., lack of cooperation between governments), the general public and investors in impact products alike may abandon efforts to develop a solution, if the circumstances are deemed to be irremediable. In such a situation, impact products as a category may become redundant, limiting our opportunities as an impact products incubator.

Our focus on impact products may result in lower adjusted returns for our investors.

Our focus on impact products (growing products for predominantly social, governance, and environmental returns) may contribute to lower risk-adjusted financial returns. The reasons for this may include, among other things, the following factors:

•	The Company may incur additional costs in identifying and evaluating impact businesses and organizations. In addition, such investments may entail higher transactional costs, more difficult paths to exit and reputational risk factors, as well as risks associated with entering new markets.
•	Impact investing can entail more expensive, complicated, and time-consuming due diligence on targeted impact investments that meet the Company’s specific investment criteria. Impact investing may also result in increased costs on project preparation and post-acquisition monitoring.
•	Impact investments may require longer timelines for returns than other types of investments. The ability to analyze and quantify the environmental and social impact may require monitoring and analysis over a long timeframe.
•	There may be a greater risk of legal liability for the Company and our directors and officers because integrating environmental or social factors into our decision-making processes may open management to charges that it failed to properly discharge its fiduciary responsibility to maximize returns for our investors.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

Our business plan is speculative.

The Company’s present and planned businesses are speculative and subject to numerous risks and uncertainties. There is no assurance that we will generate significant revenues or profits. An investment in the Common Shares is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in us, including the risk of losing their entire investment.

We may face significant competition in the United States, Canada and elsewhere.

The Company may face significant competition in the United States, Canada and elsewhere, which could adversely affect an investor’s investment, and our operating results could suffer if we fail to compete effectively. Many of our competitors, which includes competitors of our impact products, may have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing organizations. Additional mergers and acquisitions in our industry may result in even more resources being concentrated in our competitors. As a result, these companies may obtain market acceptance more rapidly than we can and may be more effective as well. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in impact products.

Our revenue could fluctuate from period to period, which could have an adverse material impact on our business.

Our revenue may fluctuate from period-to-period in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following events, as well as other factors described elsewhere in this Offering Circular:

•	Changes in state and federal government regulations, international government laws and regulations or the enforcement of those laws and regulations; and
•	General economic and political conditions, both domestically and internationally, as well as economic conditions specifically affecting companies that the Company incubates.

As a result of these and other factors, the results of operations for any quarterly or annual period may differ materially from the results of operations for any prior or future quarterly or annual period and should not be relied upon as indications of our future performance.

If we are unable to effectively protect our intellectual property and trade secrets, it may impair our ability to compete.

Our success will depend in part on our ability to obtain and maintain meaningful intellectual property protection for our intellectual property. The names and/or logos of the Company’s and its businesses’ brands may be challenged by holders of trademarks who file opposition notices, or otherwise contest, trademark applications by us. Similarly, domains owned and used by the Company may be challenged by others who contest the ability of the Company to use the domain name or URL. Patents, trademarks and copyrights that have been or may be obtained by us may be challenged by others, or enforcement of the patents, trademarks and copyrights may be required. We also rely upon, and will rely upon in the future, trade secrets. While we use reasonable efforts to protect these trade secrets, we cannot assure that our employees, consultants, contractors or advisors will not, unintentionally or willfully, disclose our trade secrets to competitors or other third parties. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. If we are unable to defend our trade secrets from others’ use, or if our competitors develop equivalent knowledge, it could have a material adverse effect on our business. Any infringement of our patent, trademark, copyright or trade secret rights could result in significant litigation costs, and any failure to adequately protect our trade secret rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our rights to the same extent as do the laws of the United States. Therefore, we may not be able to protect our existing patent, copyright, trademark and trade secret rights against unauthorized third-party use. Enforcing a claim that a third party illegally obtained and is using our existing patent, copyright, trademark and trade secret rights could be expensive and time consuming, and the outcome of such a claim is unpredictable. Such litigation could result in diversion of resources and could materially adversely affect our operating results.

Computer, website or information system breakdown could affect our business.

Computer, website and/or information system breakdowns as well as cyber security attacks could impair our ability to implement our business plans, leading to reduced revenue and/or reputational damage, which could have a material adverse effect on our financial results as well as the investor’s investment.

We will depend on third-party providers for a reliable Internet infrastructure as well as other aspects of our technology and applications and the failure of these third parties, or the Internet in general, for any reason would significantly impair our ability to conduct our business.

We will outsource some or all of our online presence, server needs, technology development and data management to third parties who host the actual servers and provide power and security in multiple data centers in each geographic location. These third-party facilities require uninterrupted access to the Internet. If the operation of the servers is interrupted for any reason, including natural disaster, financial insolvency of a third-party provider, or malicious electronic intrusion into the data center, our business would be significantly damaged. As has occurred with many Internet-based businesses, we may be subject to “denial-of-service” attacks in which unknown individuals bombard our computer servers with requests for data, thereby degrading the servers’ performance. We cannot be certain we would be successful in quickly identifying and neutralizing these attacks. If either a third-party facility failed, or our ability to access the Internet was interfered with because of the failure of Internet equipment in general or if we become subject to malicious attacks of computer intruders, our business and operating results will be materially adversely affected.

Our actual or perceived failure to adequately protect personal data could harm our business.

A variety of state, national, foreign, and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. These privacy and data protection-related laws and regulations are evolving, with new or modified laws and regulations proposed and implemented frequently and existing laws and regulations subject to new or different interpretations. Compliance with these laws and regulations can be costly and can delay or impede the development of new products. Our actual, perceived or alleged failure to comply with applicable laws and regulations or to protect personal data, could result in enforcement actions and significant penalties against us, which could result in negative publicity, increase our operating costs, subject us to claims or other remedies and may harm our business and the investor’s investment.

We may be involved in legal and regulatory proceedings.

From time to time, we may be a party to legal and regulatory proceedings, including matters involving governmental agencies, entities with whom it does business and other proceedings arising in the ordinary course of business. We will evaluate our exposure to these legal and regulatory proceedings and establish reserves for the estimated liabilities in accordance with generally accepted accounting principles. Assessing and predicting the outcome of these matters involves substantial uncertainties. Unexpected outcomes in these legal proceedings, or changes in management’s evaluations or predictions and accompanying changes in established reserves, could have an adverse impact on our financial results.

The liability of our directors and officers and others is limited under certain circumstances.

We may provide for the indemnification of directors, officers and others to the fullest extent permitted by law and, to the extent permitted by such law, eliminate or limit the personal liability of directors, officers and others to us and our shareholders for monetary damages for certain breaches of fiduciary duty. Such indemnification may be available for liabilities arising in connection with this Offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or others controlling or working with us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable. Despite this fact, if we provide such indemnification, then it could have a material adverse effect on us.

Our executive officers, directors and insider shareholders beneficially own or control a substantial portion of the outstanding Common Shares.

Our executive officers, directors and insider shareholders beneficially own or control a substantial portion of the outstanding Common Shares, which may limit an investor’s ability to propose or direct the management or overall direction of the Company. Additionally, this concentration of ownership could discourage or prevent a potential takeover of the Company that might otherwise result in an investor receiving a premium over the market price for the Common Shares. The majority of the currently outstanding Common Shares is beneficially owned and controlled by a group of insiders, including our directors, executive officers and inside shareholders. Accordingly, our directors, executive officers and insider shareholders may have the power to control the election of our directors and the approval of actions for which the approval of our shareholders is required. Such concentrated control of the Company may adversely affect the price of the Common Shares. Our executive officers, directors and insider shareholders may be able to control matters requiring approval by our shareholders, including mergers or other business combinations. Such concentrated control may also make it difficult for our shareholders to receive a premium for the Common Shares in the event that we merge with a third party or enter into different transactions which require shareholder approval. These provisions could also limit the price that investors might be willing to pay in the future for the Common Shares.

Because we do not have an audit or compensation committee, shareholders will have to rely on management to perform these functions.

We do not have an audit or compensation committee comprised of independent directors or any audit or compensation committee. Our directors and management performs these functions as a whole. Thus, there is a potential conflict in that our directors and management will participate in discussions concerning director and management compensation and audit issues that may affect management decisions.

We may have difficulty retaining and acquiring personnel.

The loss of any member of our management team could have a material adverse effect on our business and results of operations. In addition, the inability to hire or the increased costs of hiring new personnel, including members of executive management, could have a material adverse effect on our business and operating results. The expansion of marketing and sales of the products of our impact products will require us to find, hire and retain additional capable employees or consultants who can understand, explain, market and sell our products. There is intense competition for capable personnel in all of these areas, and we may not be successful in attracting, training, integrating, motivating, or retaining new personnel, vendors, or subcontractors for these required functions. New employees and consultants often require significant training and, in many cases, take a significant amount of time before they achieve full productivity. As a result, we may incur significant costs to attract and retain employees and consultants, including significant expenditures related to salaries and benefits and other compensation expenses. We may lose new employees or consultants to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. In addition, as we move into new jurisdictions, we will need to attract and recruit skilled employees and consultants in those new areas.

Our directors and officers may have conflicts of interest.

We may be subject to various potential conflicts of interest because of the fact that some of our officers and directors may be engaged in a range of business activities. In addition, our officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company. In some cases, our officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to our business and affairs and that could adversely affect our operations. These business interests could require significant time and attention of our executive officers and directors.

Our financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) accounting principles.

As a Canadian incorporated and resident company, our financial statements are prepared using IFRS accounting principles, which are different than the accounting principles under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). IFRS is an internationally recognized body of accounting principles that are used by many companies outside of the United States to prepare their financial statements. Regulation A permits Canadian issuers to prepare and file their financial statements in accordance with IFRS rather than U.S. Investors who are not familiar with IFRS may misunderstand certain information presented in our financial statements. Accordingly, we suggest that readers of our financial statements familiarize themselves with the provisions of IFRS accounting principles in order to better understand the differences between these two sets of principles.

Public health epidemics or outbreaks could adversely impact our business.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally. Because COVID-19 infections have been reported throughout both Canada and the United States, certain national, provincial, state and local governmental authorities have issued proclamations and/or directives aimed at minimizing the spread of COVID-19. Additionally, more restrictive proclamations and/or directives may be issued in the future. The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments that are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but could have a material adverse impact on our business, financial condition and results of operations.

Risks Related to this Offering and the Common Shares

The Common Shares are being offered on a “best efforts” basis and we may not raise the Maximum Amount being offered.

Since we are offering the Common Shares on a “best efforts” basis, there is no assurance that we will sell enough Common Shares to meet our capital needs. If an investor purchases Common Shares, then the investor will do so without any assurance that we will raise enough money to satisfy the full use of proceeds that we have outlined in this Offering Circular or to meet our working capital needs.

If the Maximum Offering is not raised, it may increase the amount of additional equity we need to raise.

There is no assurance that the maximum number of Common Shares in this Offering will be sold. If the Maximum Offering amount is not sold, we may need to incur debt or raise additional equity in order to finance our operations. Incurring debt will make less cash available for distribution to our shareholders after servicing the debt. Increasing the amount of additional equity that we will have to seek in the future will further dilute those investors participating in this Offering.

This Offering is being conducted without the benefit of an underwriter, who could have confirmed the accuracy of the disclosures in this Offering Circular.

We have self-underwritten this Offering on a “best efforts” basis, which means that no underwriter has engaged in any due diligence activities to confirm the accuracy of the disclosure in the Offering Circular or to provide input as to this Offering price; we will attempt to sell the shares and there can be no assurance that all of the shares offered under the Offering Circular will be sold or that the proceeds raised from this Offering, if any, will be sufficient to cover the costs of this Offering; and there is no assurance that we can raise the intended Offering amount.

We intend to list the Common Shares for trading on a securities exchange, which would increase our regulatory burden; however, it is uncertain when the Common Shares will be listed on an exchange for trading, if ever.

The Company plans to make an application for listing of the Common Shares on the CSE and the OTCQB within 12 months following the last close of this Offering. No application is currently being prepared for the Common Shares to trade on the CSE or the OTCQB. As a result, the Common Shares sold in this Offering may not be listed on a securities exchange or quoted on an alternative trading system for an extended period of time, if at all. If the Common Shares are not listed on a securities exchange or quoted on an alternative trading system, it may be difficult to sell or trade in the Common Shares. There can be no assurance that a liquid market for the Common Shares will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell the Common Shares easily or at prices that will provide them with yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of the Common Shares and investors wishing to sell the Common Shares might therefore suffer losses.

Although to date we have not been subject to the continuous and timely disclosure requirements of Canadian securities laws or other rules, regulations and policies of the CSE and the OTCQB, we are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial management control systems to manage our obligations as a public company listed on the CSE and quoted on the OTCQB. These areas include corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure holders of the Common Shares that these and other measures that we might take will be sufficient to allow us to satisfy our obligations as a public company listed on the CSE and quoted on the OTCQB on a timely basis. In addition, compliance with reporting and other requirements applicable to public companies listed on the CSE and quoted on the OTCQB will create additional costs for us and will require the time and attention of management. We cannot predict the amount of the additional costs that we might incur, the timing of such costs or the impact that management’s attention to these matters will have on our business.

If the Common Shares become subject to the penny stock rules, it would become more difficult to trade the Common Shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain and retain a listing or quotation of the Common Stock and if the price of the Common Stock is less than $5.00, the Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for the Common Stock, and therefore stockholders may have difficulty selling the Common Shares.

We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause the price of our Common Shares to decline.

We will have considerable discretion in the application of the net proceeds of this Offering. We intend to use the net proceeds from this Offering to fund our business strategy, including without limitation, new and ongoing software development; marketing and business development; working capital; general corporate purposes, including hiring additional personnel; and expenses of this Offering. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this Offering. We may use the net proceeds for purposes that do not end up yielding a significant return or any return at all for our shareholders. In addition, pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

We may incur increased costs as a result of our public reporting obligations, and our management team will be required to devote substantial time to new compliance initiatives.

We may become subject to the periodic reporting requirements for public reporting companies in the United States and Canada in the near future. Particularly after we are no longer an “emerging growth company,” we will continue to incur significant legal, accounting and other expenses that we have not incurred as a private company. Our management and other personnel would need to devote a substantial amount of time to comply with our reporting obligations. Moreover, these reporting obligations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

We may lose our status as a foreign private Company in the United States, which would result in increased costs related to regulatory compliance under United States securities laws.

The Company will cease to qualify as a “foreign private Company,” as defined in Rule 405 promulgated under the Securities Act and Rule 3b-4 promulgated under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), if, as of the last business day of our second fiscal quarter, more than 50 percent of the outstanding Common Shares are directly or indirectly owned by residents of the United States. If we determine that we fail to qualify as a foreign private Company, the Company will cease to be eligible to avail itself of the forms and rules designated for foreign private Companies beginning on the first day of the fiscal year following such determination. Among other things, this will result in loss of the exemption from registration under the Exchange Act provided by Rule 12g3-2(b) promulgated thereunder, and, if the Company is required to register the Common Shares under section 12(g) of the Exchange Act, we will have to do so as a domestic Company. Further, any securities that we issue in unregistered or unqualified offerings both within and outside the United States will be “restricted securities” (as defined in Rule 144(a)(3) promulgated under the Securities Act), and will continue to be subject to United States resale restrictions notwithstanding their resale in “offshore transactions” pursuant to Regulation S promulgated under the Securities Act. As a practical matter, this will likely require us to register more offerings of our securities under the Securities Act on either a primary offering or resale basis, even if they take place entirely outside the United States. The resulting legal and administrative costs of complying with the resulting regulatory requirements are anticipated to be substantial, and to subject the Company to additional exposure to liability for which we may not be able to obtain insurance coverage on favorable terms or at all.

We do not intend to pay dividends on the Common Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the Common Shares.

We have never declared or paid any cash dividend on our Common Shares and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in the Common Shares will depend upon any future appreciation in their value. There is no guarantee that the Common Shares will appreciate in value or even maintain the price at which you purchased them.

We may terminate this Offering at any time during the Offering Period and do not have a minimum capitalization.

We reserve the right to terminate this Offering at any time, regardless of the number of Common Shares sold. In the event that we terminate this Offering at any time prior to the sale of all of the Common Shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by the Company and no funds will be returned to subscribers. We do not have a minimum capitalization, and we may use the proceeds from this Offering immediately following our acceptance of the corresponding subscription agreements. We do not have any track record for self-underwritten Regulation A offerings, and there can be no assurance the Maximum Offering or any other amount will be sold in this Offering. There is no assurance that we will raise sufficient capital solely from this Offering to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

Terms of subsequent financings, if any, may adversely impact investors’ investments.

We may have to engage in common equity or debt financings in the future. The rights and the value of each investor’s investment in the Common Shares could be reduced by the dilution caused by future equity issuances. Interest on debt securities could increase costs and negatively impact operating results. If we need to raise more equity capital from the sale of additional stock, institutional or other investors may negotiate terms at least as, and possibly more favorable than the terms of the investors’ investments.

We determined the offering price for the Common Shares being sold in this Offering.

We determined arbitrarily the price at which the Common Shares are being offered in this Offering. There is no relationship between the offering price and our assets, book value, net worth, or any other economic or recognized criteria of value. Rather, the price of the Common Shares was derived as a result of internal decisions based upon various factors, including prevailing market conditions, the Company’s future prospects and the Company’s capital structure. The price does not necessarily accurately reflect the actual value of the Common Shares or the price that may be realized upon disposition of the Common Shares.

If an investor purchases Common Shares in this Offering, the investor will incur immediate and substantial dilution in the book value of the Common Shares.

Each investor will suffer immediate and substantial dilution in the net tangible book value of the Common Shares the investor purchases in this Offering. Assuming an offering price of $1.00 per Common Shares and that all 50,000,000 Common Shares are sold for estimated net proceeds of $48,272,000 (after deducting estimated offering expenses of $1,728,000), investors purchasing Common Shares in this Offering will experience dilution of approximately $0.42 per Common Share in net tangible book value of the Common Shares. In addition, assuming the Maximum Offering amount is sold in this Offering, investors purchasing Common Shares will contribute over 99.40% of the total amount shareholders have invested in the Company since inception and will own approximately 60.46% of the Common Shares outstanding.

DILUTION

As at the date of this Offering Circular, an aggregate of 32,692,592 Common Shares are issued and outstanding. The price of the Common Shares under this Offering is higher than the average per share value of the Common Shares previously issued. Accordingly, investors who purchase Common Shares in this Offering will incur immediate dilution in the pro forma value of their Common Shares. This means that investors that purchase Common Shares will pay a price per share that exceeds the average per share value of the Company’s previously issued Common Shares.

The following table illustrates the approximate per share dilution to new investors, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Common Shares offering for sale in this Offering (after deducting our estimated offering expenses of $1,728,000):

Offering Proceeds	$50,000,000	$37,500,000	$25,000,000	$12,500,000

Offering Price per Common Share	$1.00	$1.00	$1.00	$1.00

Pro forma net tangible book value per Common Share before the Offering	$0.01	$0.01	$0.01	$0.01

Increase per Common Share attributable to investors in this Offering	$0.58	$0.52	$0.42	$0.26

Pro forma net tangible book value per Common Share after this Offering	$0.59	$0.53	$0.43	$0.27

Dilution to investors after this Offering	$0.42	$0.48	$0.58	$0.74

The Company may from time to time issue additional Common Shares or other equity securities, which may result in dilution of existing shareholders if the Common Shares or other equity securities are sold at a price that is less than the average per share value of the Common Shares previously issued.

PLAN OF DISTRIBUTION

The Common Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings, by the management of the Company on a “best-efforts” basis directly to purchasers who satisfy the requirements set forth in Regulation A. We have no minimum capitalization, and we may use the proceeds from this Offering immediately following our acceptance of the corresponding subscription agreements towards our offering (which include legal, accounting, printing, due diligence, marketing, selling and other costs incurred in this Offering), operating, software development, marketing and business development expenses, as more specifically set forth in the “Use of Proceeds to the Company” beginning on page 28. There is no arrangement for the return of funds to investors if all of the Common Shares offered are not sold in this Offering.

This Offering will expire on the earlier of the date on which (1) the Maximum Offering is sold, or (2) the Board elects to terminate this Offering.

There is no arrangement to address the possible effect of this Offering on the price of the Common Shares.

We reserve the right to offer the Common Shares through broker-dealers who are registered with FINRA. The Company has engaged Dalmore Group, LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer (the “Broker”), to provide broker-dealer services in eight specified states, including Alabama, Arizona, Florida, New Jersey, New York, North Dakota, Texas, and Washington, in connection with this Offering. The Broker’s services include the review of investor information, including Know Your Customer data, Anti-Money Laundering and other compliance checks, and the review of subscription agreements and investor information. As compensation for these services, we have agreed to pay the Broker a one-time consulting fee of $50,000, a one-time payment of $5,000 for the Broker’s out-of-pocket expenses, a one-time fee of $8,000 to FINRA as a pass-through expense of the Broker and a 3% commission on the aggregate amount raised by us in this Offering in the specified states, as described in the Amended and Restated Broker-Dealer Agreement between the Company and the Broker.

TAX CONSEQUENCES FOR EACH INVESTOR (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

Generally speaking, Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with a company that participate in an offering of the Company’s securities. None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. None of our officers or directors will be compensated in connection with their participation in this Offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our officers or directors are, or have been within the past 12 months, a broker or dealer, and none of them are, or have been within the past 12 months, an associated person of a broker or dealer. At the end of this Offering, our officers and directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers and directors will not participate in selling an offering of securities for any company more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii) except that for securities issued pursuant to Rule 415 under the Securities Act, the 12 months shall begin with the last sale of any security included within one Rule 415 registration.

Subscription Procedure

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under the Securities Act, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Common Shares in this Offering, you should complete the following steps:

1.	Go to a designated website, and click on the “Offering Circular” button;
2.	After reviewing the Offering Circular, click on the “Invest Now” button;
3.	Complete the online investment form;
4.	Electronically receive, review, execute and deliver to us a subscription agreement.
5.	Deliver funds directly by check, wire, credit card, electronic funds transfer via ACH, bitcoin (“BTC”) or ether (“ETH”) to the specified account or address; and
6.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. For all states in which the Broker is engaged, the Broker will review all subscription agreements completed by the investors, and the Company will review the subscription agreements in all other states. After the Broker or the Company, as applicable, has completed its review of a subscription agreement for an investment in the Company, the funds may be released from the designated account.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. The Company or the Broker, as applicable, will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered by investors will be deposited into an escrow account or digital wallet address at an escrow agent for the benefit of the Company. The Company has made arrangements with Prime Trust Inc. (the “Escrow Agent”) to place the funds received in a designated escrow account or digital wallet address with the Escrow Agent. Neither the Company nor the investor will be entitled to any interest during the time the funds are in the escrow account of the Escrow Agent.

All funds received by wire transfer will be made available to the Company immediately, but funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into the designated account. All funds received in BTC or ETH shall be converted the same day into U.S. Dollars and will be made available to the Company the following day.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, including any additional information requested by the Company to complete background checks, and in the event the Company receives subscriptions in excess of the Maximum Offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by credit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the Company will send a confirmation of such acceptance to the subscriber. All refunds of subscriptions made in BTC or ETH shall be made in BTC or ETH, respectively, based on the following procedure: on the same day as the Escrow Agent receives a subscription in BTC or ETH, the subscription will be converted to U.S. Dollars at the exchange rate at the time of the conversion; and on the same day as a subscription in BTC or ETH is refunded to the Subscriber, the U.S. Dollar value into which the BTC or ETH, as applicable, was converted will be used to purchase BTC or ETH, which shall be used to refund the Subscriber in BTC or ETH, as applicable.

The Broker has not investigated the desirability or advisability of investment in the Common Shares nor approved, endorsed or passed upon the merits of purchasing the Common Shares. The Broker is not participating as an underwriter or placement agent and under no circumstance will it solicit any investment in the Company, recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. The Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. Based upon the Broker’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering, and no investor should rely on the involvement of the Broker in this Offering as any basis for a belief that it has done extensive due diligence. The Broker does not expressly or impliedly affirm the completeness or accuracy of the offering statement and/or this Offering Circular presented to investors by the Company. All inquiries regarding this Offering should be made directly to the Company.

Upon confirmation that an investor’s funds have cleared and the Company has directed the Escrow Agent to transfer those funds to the Company, the Company will instruct the Transfer Agent to issue Common Shares to the investor. The Transfer Agent will notify an investor when Common Shares are ready to be issued and the Transfer Agent has established an account for the investor.

Transfer Agent

The Company has also engaged VStock Transfer, LLC, a registered transfer agent with the SEC (the “Transfer Agent”), who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity. The Company estimates the aggregate fee due to the Transfer Agent for the above services to be $7,188 annually based on having more than 500 shareholders.

Selling Security Holders

 No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

USE OF PROCEEDS TO COMPANY

We project that this Offering will raise up to $50,000,000, which is the maximum amount permitted to be raised under Regulation A promulgated under the Securities Act. The net proceeds from the total maximum offering are expected to be approximately $48,272,000, after the payment of offering costs (including legal, accounting, printing, due diligence, marketing, selling and other costs incurred in this Offering). Our estimated offering costs of $1,728,000 assume that all proceeds come from the eight states (including Alabama, Arizona, Florida, New Jersey, New York, North Dakota, Texas, and Washington) where Dalmore Group, LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer (the “Broker”), will receive a 3% commission as accommodating broker-dealer in connection with this Offering. We note that this is a conservative estimate, as the 3% commission will be paid only on investments in the eight states where the Broker is engaged to provide accommodating broker-dealer services, even though we intend to offer Common Shares in all states within the United States and in certain provinces of Canada (and other non-U.S. jurisdictions). The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ.

To account for a varying potential use of funds from the low to high ends of this range, we provide a summary of the net amount of proceeds net of offering expenses at the maximum raise amount, as well as at the 25%, 50%, and 75% intervals. The planned use of the net proceeds to us at each of these intervals will then be detailed by category, with each category described in detail afterward.

Net Proceeds to Company by Interval of Funds Raised

	25%	50%	75%	100%
Gross Proceeds	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Offering Expenses	$546,750	$940,500	$1,334,250	$1,728,000
Net Proceeds to Company	$11,953,250	$24,059,500	$36,165,750	$48,272,000

Use of Proceeds by Interval of Funds Raised

All figures provided in this table are estimates and are subject to change based on adjustments to our business plan.

	25%	50%	75%	100%
Operating Budget and Cash Reserve	$1,250,000	$1,500,000	$1,750,000	$2,000,000
Software Development	$1,250,000	$1,500,000	$1,750,000	$2,000,000
Marketing and Business Development	$9,453,250	$21,059,500	$32,665,750	$44,272,000
Total	$11,953,250	$24,059,500	$36,165,750	$48,272,000

Operating Budget and Cash Reserves

Our operating or “burn” expenses for the first year of operation include, but are not limited to, staff payroll and consultant retainers, rent for any new office facilities, a standard technology stack of hardware, software and cloud resources for all personnel, and routine legal and accounting professional fees. These expenses include compensation to the Company’s executive officers, which would take precedence over the development of GI should the Company fail to raise sufficient funds to fully implement its business plans.

Software Development

At the time of this Offering, the GEAR Impact platform requires further software development in order for it to provide a minimum viable product. Further, additional development may be needed afterward, to adapt this product’s technologies to initial feedback from users, stakeholders, and regulators. The software development expenses will be used to finish development of the technology for these products and to develop software for new products incubated internally.

Marketing and Business Development

The Company will undertake strategic initiatives to raise awareness of the GEAR brand and of its constituent products, which presently includes GEAR Impact. These initiatives will include, but are not limited to, the retention of public relations professionals, presence at trade shows and conferences, and promotion through media advertising.

Disclaimers Regarding Use of Funds

We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this Offering. In addition, the amount, allocation and timing of our actual expenditures will depend upon numerous factors. Our management will have broad discretion in the application of the net proceeds we receive from this Offering, and investors will be relying on the judgment of our management regarding the application and ultimate use of the net proceeds.

The Company reserves the right to alter the use of proceeds in this Offering without notice, except in circumstances in which such notice is required by law.

Although our business does not presently generate any cash, we believe that if we raise the maximum amount in this Offering, that we will have sufficient capital to finance our operations for at least the next twelve months. However, if we do not sell the maximum number of shares offered in this Offering, or if our operating, software development, and/or marketing and business development costs are higher than expected, then we will need to obtain additional financing prior to that time. Further, we expect that during or after such twelve-month period, we will be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities.

Pending our use of the net proceeds from this Offering, we may invest the net proceeds in a variety of capital preservation investments, including without limitation short-term, investment grade, interest bearing instruments and United States government securities and including investments in related parties. We may also use a portion of the net proceeds for the investment in strategic partnerships and possibly the acquisition of complementary businesses, products or technologies, although we have no present commitments or agreements for any specific acquisitions or investments.

DESCRIPTION OF BUSINESS

The Company is an incubator of impactful products in response to the Company’s view of existing or anticipated needs in a given region or industry, which could be social, environmental, or political in nature. Such products will seek both to make an impact to address those needs and to be profitable for the Company.

At the time of this Offering, the Company has one product in the process of being incubated, GI, which is a social network for discussions related to impact investing, with an incentive-based engagement mechanism and several unique features for impact-minded users to include a platform for petitions, a directory of up-and-coming impact startups, and a sustainability leaderboard. GI is in development at the time of this Offering, and it is expected that development for GI will be completed in the fourth quarter of 2020.

Overview of the Company

The current and intended future business of the Company is the incubation of standalone, self-sufficient products on an in-house basis with the primary objective of addressing social, environmental, political, and other types of issues that, in the Company’s view, stand to affect the quality of human life worldwide or in certain parts of the world. As a for-profit enterprise, the Company will seek to ensure each of its incubated products is ultimately profitable, while still prioritizing the potential impact of that product on its target issue or issues.

The underpinning principles of the Company’s incubation criteria are aligned with the general principles of impact investing, which can be likened to philanthropy. Based on these principles, holding equity in the Company is intended to replicate a form of philanthropy in and of itself. With many modern investors becoming increasingly conscious of the ethics surrounding the companies they support through their investments, the Company seeks to provide an investment solution that is specifically compatible with and appealing to this type of investor.

The Company will undertake the steps listed below to incubate a given product. Although each product will naturally have a unique path of incubation, the Company has identified the following seven steps as “pillars” that it expects will ultimately be part of each product’s successful incubation process:

(1)	Identify a Need to be Addressed and Potential Solution. Through internal research, the Company will seek to identify and single out unaddressed or incompletely addressed existing and potential concerns that either currently affect or may later affect certain populations. The Company’s personnel will regularly conduct this research, although information provided by advisors and the general public will be considered as well, either for assisting with this research or identifying areas that the Company has not yet researched. Such input will be solicited through channels to include the Internet and impact investor conferences, among other channels that the Company may identify in the future. Once a need is identified, the Company will consider a corresponding potential solution, taking into account the individual factors that contribute to the problem and how the Company may be able to create a sustainable solution with a positive impact. The Company will seek expert insight regarding the identified opportunity from its advisors and external professionals (e.g., legal counsel familiar with any relevant legislation relating to a given issue).

(2)	Contemplate a Business Angle. The solution that the Company identifies in the prior step will be addressed strictly from an “impact perspective.” That is, the Company’s conclusion that it has the ability to “impact” or solve the subject problem (or contribute to solving it) will be a prerequisite to its decision to attempt to create an appropriate solution in the form of a product. Once the Company has firmly established a potential solution, it will contemplate the manner in which it may be able to develop a profitable business model through the identified solution, with an objective of generating cash flow in a timeframe of not more than eighteen months following the commencement of incubation. During this step, high-level financial assumptions will be made to determine the solution’s potential profitability and growth potential, as well as impact potential for the target need in both the medium-term and long-term. These assumptions will be made conservatively in anticipation of changes that may result during implementation of the solution to the subject problem, whether such changes need to be made in whole or in part.
(3)	Form Business Plan and Seek Feedback/Recommendations. Once a viable business model has been identified, the Company will seek to create a formal business plan to iterate the subject problem, proposed solution, and potential business model. This business plan will be presented to the Company’s executive team and advisory board for feedback and recommendations. Further insights may be sought from shareholders, external advisors, and the general public. The business plan will generally include a detailed market and customer overview, competitor analysis, operations plan, human resources plan, marketing and communications strategy, and financial projections.
(4)	Produce Minimum Viable Solution. Upon factoring feedback and recommendations received in the prior step, the Company will seek to produce a minimum viable solution (“MVS”) to test the developed solution on a small scale. The MVS will be developed using a combination of in-house employees and outsourced personnel at the Company’s sole discretion.
(5)	Analyze Results and Feedback. During the rollout of the MVS, the Company will seek further feedback and recommendations, particularly from stakeholders most affected by the subject problem. The Company will actively collect data, feedback, and recommendations regarding the solution’s efficiency and impact, as well as its performance with regard to potential profitability. The Company will make revisions to the proposed solution based on these insights, while also accounting for scalability in accordance with the size and scope of the subject problem.
(6)	Exit Incubation Phase and Launch Product. If the MVS’s rollout is successful with weaknesses and other feedback addressed as the Company deems appropriate to satisfy its goal of addressing the problem and identifying potential profitability, the Company will launch the solution on a larger scale. At this point, the “incubation” phase of the product will be considered complete, with the product beginning to operate independently going forward.
(7)

Long-Term Independent Operation. After exiting the incubation phase, the product will operate on a standalone, self-sustaining basis with a team of in-house personnel hired on who will be dedicated to the affairs of the product. The Company may provide advice, services, or financial assistance to the product on an as-needed basis, though the incubation phase will only be completed when the Company believes, in its sole discretion, that the product will not require any external support from the Company.

Beyond the “idea to launch” scope of the Company’s incubation process as outlined above, the Company expects it will also have amassed valuable insights from its research of a given problem or solution, which may be of use to outside organizations. Depending on the quality of the insight and its revenue potential, the Company may seek to create another potential revenue stream by creating reports for other companies, non-governmental organizations, and government bodies.

GEAR Impact

GI is a social community that is built around facilitating discussions about pressing social impact topics (e.g., climate change, gender equality, and hunger) with an incentive-based engagement mechanism and several unique features for impact-minded users, such as a platform for petitions, a directory of up-and-coming impact startups, and a sustainability leaderboard. GI’s engagement mechanism will be built around TREE credits, which can be earned from using the GI social network and can be used for content voting as well as petition voting. TREE credits can also be redeemed for the plantation of trees in selected regions, which will be featured in users’ GI profiles. GI will initially be launched in a browser-based format; however, it is anticipated that a GI smartphone application will be developed shortly after the launch of GI. The Company also plans to offer a GEAR-branded credit card that will enable enhanced reporting of data for sustainability challenges, in addition to earning TREE credits.

 Overview

As public concern regarding social and environmental causes continues to grow, the Company views social media as the generally-accepted medium of choice for discussing and discovering information about these causes. While such discussions and the exchange of such information typically occurs on incumbent social media platforms, a major disadvantage of these platforms is the ease with which misinformation and disinformation can proliferate.(1) The Company believes that this phenomenon can be attributed, in part, to limited fact-checking mechanisms on incumbent social networks, in addition to many users on mass-market social networks having a relatively limited depth of knowledge on social and environmental topics, preventing misleading or false content from being detected and/or reported.

The distinguishing feature in GI relative to incumbent social networks is its engagement incentivization mechanism, which rewards users for their engagement that ultimately contributes to the integrity of the GI social network. For engagement actions, which provisionally may include posting content, commenting on content, or voting on content, users can earn TREE credits, which are described in greater detail below. Both positive and negative votes will be permitted on GI, which will enable high-quality content and comments to gain visibility (and be rewarded accordingly with TREE credits), and correspondingly will cause low-quality content and comments to lose visibility (and have TREE credits deducted accordingly). It is believed that this mechanism will allow users on GI to be shown high-quality, truthful, and relevant content in every area of the social network.

At this time, it is planned for GI to have two different types of categories: Featured Categories and Community Categories.

●	Featured Categories will be selected by the Company and will generally include approximately 10 to 15 of the most pressing impact topics at a global level based on data from bodies like the United Nations. Subject to GI community feedback, paid sponsorships will also be permitted as Featured Categories. If, for example, a climate change NGO named NeutralCarbon is seeking to raise its visibility as an organization as well as visibility about the issues it is seeking to address, it may pay a sponsorship fee to the Company to create a Featured Category bearing the NeutralCarbon brand name.
●	Community Categories may be created by users on GI for impact topics that are not directly represented in any of the Featured Categories. For example, while “Hunger” may be a Featured Category, users who wish to draw attention to a problem (e.g., a sudden shortage of produce in Northern Ontario) may choose to create a Community Category titled “Produce Shortage in Northern Ontario” as a platform to discuss this particular issue with a specific focus on this exact region and problem, as opposed to discussing “Hunger” as a broader category.

_______________________

(1) Chicago Tribune, “Why fake news spreads like wildfire on Facebook” (Sep. 3, 2017).

Third-party entities also will have the option to sponsor postings in Featured Categories or Community Categories for increased visibility. For instance, a fictitious manufacturing company named Northern Manufacturing may choose to sponsor a posting in a category about carbon emissions to facilitate discussions about its emission reduction efforts. Such a posting might have a title to the effect of “SPONSORED: Northern Manufacturing’s CEO John Public Discusses 2020 Initiatives to Reduce Emissions.” All sponsored postings will prominently display disclaimers indicating that such postings are paid placements, clearly identifying the sponsor in compliance with any applicable legislation.

The following is a list of the initial Featured Categories for GI, which are closely aligned with the United Nations’ Sustainable Development Goals (SDGs):

●	Clean Energy
●	Eliminating Poverty
●	Urban Sustainability
●	Overcoming Inequality
●	Improving Education
●	Economic Growth
●	World Hunger
●	Gender Equality
●	Partnerships Making it Happen
●	Peace and Justice
●	Climate Action
●	Aquatic Ecosystems
●	Health and Wellbeing
●	Responsible Consumption
●	Clean Water Access
●	All About Infrastructure

As stated above, the Featured Categories may evolve from time to time as GI evolves.

As shown in the screen captures below, GI will function in a similar manner to traditional online social networks, with the two key distinctions of being impact-focused and using an incentive-based engagement mechanism with the TREE credits program.

The GI social network itself will be complemented by features to include a petition platform, a directory of impact startups that are seeking (or have recently sought) funds through equity crowdfunding, and an area for sustainability challenges. It is also planned for a GEAR-branded credit card to be offered in a way that can be integrated with the GI social network.

Additionally, the Company anticipates it will collect a critical mass of consumer behavior data through GI, which can be segmented by standard demographic criteria. All users will have granted permission for this data to be collected in an anonymous manner both for internal purposes by the Company and for external purposes with third-party entities for which the Company will charge a fee. The data sharing may include, but is not limited to, real-time behavior data for advertising purposes and preparation of standard market research reports. GI will be designed in line with PCI eCommerce standards, in accordance with all applicable privacy legislation, with proactive measures to prevent unauthorized collection and use of user data.

TREE Credits

The GI social network and its related features will be built around TREE credits, a rewards mechanism that incentivizes authentic social engagement on GI. The primary benefit of holding TREE credits is greater influence on the GI social network, from which users can derive certain privileges, such as greater posting visibility and access to special features. Some illustrative examples of earning and using TREE credits are as follows:

(1)	Earning TREE Credits on the GI Social Network. Bradley posts an infographic about climate change on the GI social network, which many users find to be insightful. As Bradley’s infographic receives positive votes, Bradley will earn TREE credits in recognition of his positive contribution. Those who place votes on Bradley’s infographic will also earn TREE credits, in recognition of their contribution of feedback for the curation of relevant and high-quality content on GI. If Ralph posts a link to an article that most users disagree with, Ralph’s TREE credit balance will have deductions taken as his article posting receives negative votes. Those who placed votes on Ralph’s article posting will once again earn TREE credits, in recognition of their contribution of feedback. This way, TREE credits are used to incentivize the posting of high-quality content (and correspondingly disincentivize the posting of low-quality content), and voters are always incentivized to provide their honest opinion, as these opinions play a material role in the filtering of content on the GI social network.
(2)	Quadratic Voting on Content and Petitions Using TREE Credits. As earning TREE credits reflects a user’s dedication to the GI social network and respective causes (whether through social engagement or through other methods outlined below, such as use of the GEAR credit card), users will correspondingly be rewarded with greater influence on GI through its quadratic voting model for content and petitions. Quadratic voting can be simply explained as an approach to voting that requires a greater allocation of one’s resources to cast a greater vote, calculated using the formula Cost to the Voter = (Number of Votes) ^ 2. For instance, if one vote requires one TREE credit, two votes would require four TREE credits (2 ^ 2 = 4), three votes would require nine TREE credits (3 ^ 3 = 9), and ten votes would require one hundred TREE credits (10 ^ 10 = 100). When it comes to voting on content and petitions, any user who wishes to cast a single vote can do so with one TREE credit, and users who feel particularly strongly about a given matter may choose to cast more than a single vote. As casting more than a single vote will require a greater number of their TREE credits, it is expected that this mechanism will keep voting moderated, with the privilege of greater influence availed to users who are most dedicated to the GI social network.
(3)	Redeeming TREE Credits To Plant Trees in Select Regions. Users who hold TREE credits will have the option to redeem a set amount of their credits for the Company to plant a tree in a region chosen by the user, from a selection of regions made available by the Company. At this time, tree plantations will be offered in parts of Canada, the United States of America, Brazil, Nepal, and Kenya. Tree planting also is gamified using a leaderboard in which users with the most tree plantings will be recognized in the upper ranks of the leaderboard.
(4)	Buying TREE Credits To Attain Influence on GI. Because earning TREE credits requires a commitment of human attention to the GI social network or actual spend on the GEAR credit card, not all users who wish to hold TREE credits are able to earn the amount they need. To address this issue, users who wish to acquire TREE credits to supplement their earned balance will have the option to purchase TREE credits from the Company. It is expected that the most common situation in which TREE credits will be bought is for voting on context and petitions that especially matter to a given user.
(5)	Earning TREE Credits on the GEAR Credit Card. The Company is planning for the GEAR credit card to allow users to earn TREE credits in a parallel manner to traditional credit card reward programs.

Petition Platform

As a method of converting interest in an impact topic to actual action to prompt related change, the GI social network will feature a petition platform on which users may cast a vote on a given petition for a certain proposed action or change. Voters on a petition must be registered users of the GI social network and must hold one or more TREE credits in order to cast a single vote. Users also may make comments on a given petition to augment its message, and users may vote on these comments as well. The Company and its advisors will provide oversight to these petitions to ensure that they are suitably aligned to their intended causes (e.g., addressing the petition to the appropriate government body and referencing any of its existing initiatives in this area). Petitions will appear in a separate area from the main GI categories, and can independently be categorized (e.g., environmental petitions and social petitions) and filtered accordingly.

The provisional layout of GI’s petition platform with example petition names and descriptions is shown below:

GEAR Impact	John123

Petitions

Filter: All
Sort by: Popularity
Region: USA

Ban Plastic Bottles in Wichita (474 Votes)

We are calling on our mayor and municipal government to take action against single-use [...]

Daycare Subsidy in Ohio (118 Votes)

For young families in Ohio, it is becoming a greater struggle to obtain affordable childcare, which [...]

Revised Accessibility Standards for Hospitals in Washington (106 Votes)

Every day, handicapped family members of patients in WA’s hospitals face issues with entering and [...]

Impact Startup Directory

To bolster interest in impact-oriented startups, GI will offer a directory of startups that are seeking or have recently sought funds through equity crowdfunding platforms. The Company believes that the intended audience of the GI social network will have an interest in learning more about these types of startups, whether as a matter of general awareness or for possible participation in active offerings for which a user is qualified. The impact startup directory will feature startups from leading equity crowdfunding platforms selected by the Company based on each startup’s alignment with GI’s current Featured Categories. Recommendations from GI users may be accepted as well. Additionally, the Company may accept sponsored listings of impact-oriented startups in this directory, in which startups or their respective promoters may pay a fee to the Company to feature a startup prominently in the directory. In such circumstances, the listing will clearly display all required disclaimers indicating that the listing is a paid placement.

Sustainability Challenges

In sustainability challenges, GI users will be given the opportunity to participate in challenges that encourage sustainable behavior (e.g., using reusable water bottles instead of single-use plastic bottles or bicycling to work or school instead of driving). Participants can post images, videos, or text as part of the challenge to ask questions or demonstrate their actions in the challenge. Users will be able to cast votes on posts in challenges using TREE credits, and the winners of such challenges will be selected based on the number of votes received. Users who have won challenges will have a form of recognition displayed in their GI user profile.

An example of a sustainability challenge on GI is as follows: Albert wishes to encourage omnivorous GI users to refrain from eating meat and instead eating meat-free meals, on account of the environmental effects of meat consumption. To this end, Albert creates a sustainability challenge where GI users are challenged to prepare or order meat-free meals and share their comments on them. Users would then make postings that might include questions about meat-free recipes, photographs of meat-free meals, or videos showing preparation of meat-free meals. During the challenge period, users whose posts receive the most positive votes will be the winners of this challenge, based on criteria Albert sets. Winners would then have this victory recognized in their GI user profiles.

Challenges may be set up by individual users or the Company. Options for sponsored challenges will also exist, in which third-parties may launch challenges for the sake of visibility, in exchange for payment of a sponsorship fee to the Company. In such challenges, prizes may be offered as part of the sponsorship to encourage greater engagement. Sponsored challenges will be explicitly identified as such in accordance with all applicable regulations.

An example of a sponsored sustainability challenge on GI is as follows: Better Bottle wishes to gain visibility of its reusable water bottle products by sponsoring a challenge on GI. Upon payment of a fee to the Company, Better Bottle’s contest would encourage users to display their use of reusable water bottles, whether produced by Better Bottle or competitors. Being sponsored, this challenge will have greater visibility than non-sponsored challenges. The creators of the top ten postings in this challenge would be classified as winners, and each would be entitled to a reusable water bottle produced by Better Bottle. Winners also would have their victories in this contest recognized in their GI user profiles.

While sustainability challenges on GI will primarily rely on self-reported data, automated reporting may be facilitated through the following two contemplated methods, which would alleviate the user’s need to report data and provide greater integrity of data used in challenge participation:

(1)	GI Smartphone Application: The application may be synchronized with external applications for the purpose of reporting data in the context of challenges. For example, a user may choose to synchronize the user’s vehicle’s smartphone application to the GI smartphone application for the purpose of reporting mileage, which may be used in a challenge that encourages users to drive less. Users who enable this form of synchronization will be required to provide their consent to sharing this data.
(2)	GEAR Credit Card: GI users who have been approved for the GEAR credit card will automatically consent to reporting their purchases on the GEAR credit card to the Company for certain purposes, which include challenge participation. Purchase reporting data may be used to substantiate certain activities that comprise challenges (e.g., purchasing public transit fares to prove use of public transit as opposed to driving).

Tree Plantings

Users who hold TREE credits may redeem a fixed sum of TREE credits for the planting of a tree in select regions chosen by the Company. Presently, the Company plans to offer tree plantings in Canada, the United States of America, Brazil, Nepal, and Kenya. The intent of this feature is to offer real-world impactful use of TREE credits as a way of encouraging use of the GI social network. Users with tree plantings will have their number of tree plantings ranked on a leaderboard as a way of gamifying this aspect of the GI social network experience.

GEAR Credit Card

To add an additional dimension of value to GI, the Company also plans to offer a credit card on a major payments network bearing the GEAR brand name. This credit card could be linked to a user’s GI profile, which will enable automated reporting of purchases for the purpose of participating in sustainability challenges. Further, in place of a standard “points” or “miles” based rewards program, it is planned for this credit card to grant TREE credits to each cardholder’s GI account based on their purchases.

GI Smartphone Application

The GI smartphone application, which is planned to be released for both Android and iOS operating systems after the initial launch of GI, will allow access to the GI social network itself, in addition to facilitating enhanced data collection functions for participation in sustainability challenges. Through voluntary integration of the GI smartphone application into other applications, the user can allow for data to be automatically gathered for participating in sustainability challenges on an ongoing basis.

For instance, users who synchronize their smartphones with their personal vehicles could authorize the entry of mileage data into the application (e.g., the distance driven by a user can be used to substantiate his or her participation in a challenge that requires driving a limited number of miles). Another example might include capturing meal data from a nutrition application to use sustainable food choices to participate in a challenge that encourages sustainable diets.

GI Revenue Model

The GI social network will primarily derive revenue from advertisements and sponsored postings on the network. Market research data about the macro-level behavior of GI users also may be provided to third-parties for a fee. Additional revenue may be derived from transaction fees on sales of TREE credits between users, as well as merchant fees earned on the GEAR credit card.

Employees / Consultants

At this time, the Company has no employees. The Company’s personnel presently consists of three part-time contractors. We plan to engage additional contractors from time to time on an as-needed basis to consult with us on specific corporate affairs or to perform specific tasks in connection with our software development, marketing and business development activities.

Legal Proceedings

There are currently no legal proceedings against the Company.

DESCRIPTION OF PROPERTY

We do not own or lease any facilities and do not expect to do so in the immediate future. We maintain a virtual office in Toronto, Ontario, and all of the Company’s personnel operate from remote locations. We believe that we will be able to secure facilities to accommodate a physical office if it becomes necessary for expansion of our operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Background

This Management’s Discussion and Analysis (“MD&A”) has been prepared based on information available to Gear Capital Inc. (“we,” “our,” “us,” or the “Company”) through July 24, 2020, unless otherwise noted. The MD&A provides a detailed analysis of the Company’s operations and its financial results for the period from incorporation on October 8, 2019 to December 31, 2019. The financial statements and related notes of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”). The Company’s functional and reporting currency is the United States dollar. Unless otherwise noted, all references to currency in this MD&A refer to United States dollars.

Investors should read the following discussion and analysis of our financial condition and results of our operations together with the consolidated financial statements and notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” beginning on page 15, “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 7 and elsewhere in this Offering Circular. Please see the notes to our consolidated financial statements for information about our significant accounting policies, critical estimates, judgements and financial management and risk management.

Company Overview

The Company was incorporated on October 8, 2019, under the laws of the Province of Ontario and is headquartered at 65 Queen Street West, Suite 800 in Toronto, Ontario, Canada. The Company incubates products built around making an impact, whether that may be a social impact, an environmental impact, or any other type of impact that makes an improvement to quality of life around the world. The Company currently has a social network platform in the process of being developed, which will be its initial flagship product.

Our technologies and business models were developed in-house by the Company using its own personnel. All work product is original with the sole exception of common open-source elements that are utilized for certain parts of the technology.

The Company’s financial statements have been prepared in accordance with IFRS applicable to a going concern. Accordingly, they do not give effect to adjustments that would be necessary if the Company were unable to continue as a going concern and, therefore, be required to sell its assets and repay its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying financial statements.

Operating Results

The following is a discussion of the results of operations of the Company for the period from incorporation on October 8, 2019 to December 31, 2019. They should be read in conjunction with the Company’s financial statements for that period and related notes.

For the period from incorporation on October 8, 2019 to December 31, 2019, the Company recorded a net loss of $109,692. The Company’s administrative and general expenses were $4,681 for that period, which consisted primarily of website development and other start-up costs of the Company. Consulting and personnel costs were $90,011 for that same period, which included both one-time consulting fees in the amount of $68,739 and monthly management fees in the amount of $21,272. The Company incurred conference fees of $15,000 for that same period for attendance at CES, a conference owned and produced by Consumer Technology Association.

The Company has and expects to continue to report negative earnings until the Company’s impact products begin producing revenue that exceed expenses they incur in addition to other expenses of the Company. The Company will continue to utilize proceeds from financing and equity issuances to fund its impact products and general and administrative operating costs.

As at December 31, 2019, the Company had no operating assets, and it expects to generate negative cash flow from operations for the foreseeable future.

Liquidity and Capital Resources

As of December 31, 2019, the Company had $190,309 of working capital. The Company’s primary cash flow needs are for the development of its impact products, personnel expenses and general working capital.

The Company used $117,733 of cash in its operating activities during the period from incorporation on October 8, 2019 to December 31, 2019. As at December 31, 2019, the Company has $182,267 of cash, none of which was generated from operations, and $11,959 of liabilities.

For the period from incorporation on October 8, 2019 to December 31, 2019, the Company raised $300,000 from a private placement financing.

In management’s view, given the nature of the Company’s operations, the most relevant financial information relates primarily to current liquidity, solvency and planned expenditures. The Company’s financial success will be dependent upon the execution and development of its products, such as GI, as well as any other products incubated in the future. While development for GI is partially complete with an expected launch in the fourth quarter of 2020, execution and development of other products may take years to complete and the amount of resulting income, if any, is difficult to determine. At present, the Company has no revenue generating assets or operations. Until it generates revenue, the Company’s continued existence is dependent on its ability to obtain necessary financing to complete the development and marketing of its impact products. At present, the Company has no established sources of income and the success of its impact products will be contingent upon the Company’s ability to raise sufficient equity financing on favorable terms.

The Company can fund its operations for six months with its current capital. If the Company raises 25% of the maximum offering amount, then the Company believes it will have sufficient funding to operate for at least one year based on its current business plan. If the Company raises 50%, 75%, or 100% of the maximum offering amount, then the Company plans on adding more elaborate features to GI and accelerating the development of other ventures (i.e., new product lines). With that increased development, the Company believes it will be able to fund its operations for 18 months after raising 50% of the maximum offering amount, 24 months after raising 75% of the maximum offering amount, and 30 months after raising 100% of the maximum offering amount.

Although our business does not presently generate any cash, we believe that if we raise the maximum amount in this Offering, we will have sufficient capital to finance our operations for at least the next 30 months; however, if we do not sell the Maximum Amount or if our operating, software development and marketing and business development costs are higher than expected, we will need to obtain additional financing sooner. We do not have any track record for self-underwritten Regulation A offerings, and there can be no assurance we will raise the Maximum Amount or any other amount. Further, we expect that after this 30-month period, we will be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities. No assurances can be made that we will be successful in obtaining additional equity or debt financing, or that ultimately, we will achieve profitable operations and positive cash flow.

The Company does not pay dividends and had no long-term debt or bank facilities as at December 31, 2019 and as at the date of this Offering Circular.

Plan of Operations

In the fourth quarter of 2020, the Company anticipates that GEAR Impact (“GI”) will be launched and available for use in a browser-based web client, with a smartphone application on iOS and Android platforms to be made available shortly thereafter. The Company’s initial focus for GI is expected to be strictly on building a user base and tailoring the GI user experience to deliver optimum value. The Company also plans for the GEAR-branded credit card linked to GI to be available on a major payments network, issued by a financial institution and integrated into GI’s workflows in late Summer 2020. Monetization will be pursued at a critical mass of approximately five million users of GI, which the Company is targeting for May 2021.

Trend Information

Because we are still in the start-up phase and have only recently commenced operations, we are unable to identify any recent trends in revenue or expenses. Thus, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering to not be indicative of future operating results or financial condition.

Going Concern

The Company is in the preliminary stages of its planned operations and has not yet determined whether its processes and business plans are economically viable. The continued operations of the Company are dependent upon the ability of the Company to obtain sufficient financing to complete the development of GI and marketing efforts and if they are proven successful, the existence of future profitable growth and development of additional products, all of which are uncertain.

Currency Risk

Currency risk is the risk to the Company’s earnings that arises from fluctuations of foreign exchange rates and the degree of volatility of these rates.

As at December 31, 2019, the Company had the following financial assets and liabilities denominated in foreign currencies presented in United States dollars: cash of $37 (CAD $49) and accounts payable and accrued liabilities of $9,804 (CAD $12,734).

At December 31, 2019, United States Dollar was converted at a rate of $1.2988 Canadian Dollars to $1.00 US Dollar.

Capital Management

The Company considers its capital to consist of share capital, equity reserves and deficits. The Company’s objectives when managing capital are (i) to allow the Company to respond to changes in economic and/or marketplace conditions by maintaining the Company’s ability to make new investments in technology to develop additional impact products; (ii) to give shareholders sustained growth in value by increasing shareholders’ equity; and (iii) to take a conservative approach towards financial leverage and management of financial risks. The Company’s management reviews its capital structure on an on-going basis and makes adjustments to it in light of changes in economic conditions and the risk characteristics of its underlying impact products. The Company’s current capital is composed of its shareholders’ equity and, to-date, has adjusted or maintained its level of capital by raising capital through equity financings.

Commitments

Consulting Agreements

The Company is party to certain consulting agreements with no definite term. Pursuant to those consulting agreements, the Company is obligated to pay a total of $31,250.01 per month until the consultants are terminated. If the Company terminates any consultant pursuant to the consultant’s agreement, other than for cause, then the Company will be required to pay the consultant one and one half times that consultant’s monthly compensation, which is an aggregate of $46,875.00 for all consultants.

Legal

The Company may, from time to time, be involved in various claims and legal proceedings. The Company cannot reasonably predict the likelihood or outcome of these activities. The Company does not believe that adverse decisions in any pending or threatened proceedings related to any matter, or any amount which may be required to be paid by reasons thereof, will have a material effect on the financial condition or future results of operations. As at December 31, 2019, no amounts have been accrued related to such matters.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements to which the Company is committed.

Compensation of Directors and Officers

For the period from incorporation on October 8, 2019 to December 31, 2019, the Company paid or accrued no expenses for directors of the Company and no expenses for officers of the Company.

Financial Instruments and Other Instruments

IFRS requires that the Company disclose information about the fair value of its financial assets and liabilities. Fair value estimates are made at the statements of financial position date, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties in significant matters of judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

The Company has determined that the carrying values of cash and accounts payable and accrual liabilities approximate their fair values due to the short-term nature of these instruments.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

				Approximate Hours per Week
Name	Position	Age	Term of Office	for Part-Time Personnel
Executive Officers:
Indivar Pathak	Chief Executive Officer and Director	48	October 2019 – Present	20
Ryan Ptolemy	Chief Financial Officer (“CFO”)	44	October 2019 – Present	20
Neil Said	Secretary	41	October 2019 – Present	20
Directors:
Indivar Pathak	Chief Executive Officer and Director	48	October 2019 – Present	20
Stan Bharti	Director	67	October 2019 – Present	20
Kam Gill	Director	51	October 2019 – Present	20

All of the above-listed executive officers are serving the Company under consulting agreements.

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Certain Relationships

Except as set forth above and in our discussion below in “Interest of Management and Others in Certain Transactions,” none of our directors or executive officers have been involved in any transactions with us or any of our directors, executive officers, affiliates or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

Business Experience

Indivar Pathak, CEO and Director

Indivar Pathak founded stone mining firm, Cobadale Limited, in 2003 and served as its President and CEO until 2016. In this role, Mr. Pathak oversaw day-to-day management of Cobadale’s activities and liaised between Cobadale’s top management and board of directors, in addition to acting as a point of contact for stakeholders, including shareholders, employees, and government authorities. Beginning in 2016, Mr. Pathak became CEO of Hawkfinch Ltd., providing management consulting services to companies in the mining and technology sectors. Under Mr. Pathak’s leadership, Hawkfinch Ltd. undertook an investment in a data center in Africa. Mr. Pathak has passed the exams required to receive designations both as a Certified Public Accountant (“CPA”) in the state of Delaware and as a Certified Management Accountant (“CMA”).

Stan Bharti, Director

Stan Bharti founded Toronto-based investment bank Forbes & Manhattan (“F&M”) in 2002, primarily dealing in the resources sector. Leadership of F&M and its constituent projects has been Mr. Bharti’s primary occupation during the past five years. Bharti leads a personnel-driven approach to asset incubation, with an objective of unlocking an asset’s value in a period of three to six years. More than a dozen projects on five continents are presently under Mr. Bharti’s administration in sectors that include energy and mining. Since March of 2019, Mr. Bharti has been the Executive Chairman of Flora Growth Corp., a Toronto-based cannabis firm that is working to become a vertically-integrated producer of organic cannabis oils as well as medical and consumer cannabis products.

Kam Gill, Director

Kam Gill has worked closely with F&M’s executive team on complex, large-scale mining and resources deals since the founding of Toronto-based investment bank F&M in 2002. For a period of fifteen years, Ms. Gill was President of Newdene Gold Inc., an investment company. Earlier in Gill’s career, she was a financial advisor at TD Canada Trust, one of Canada’s largest banks. Gill holds a Bachelor of Arts degree from the University of Toronto.

Neil Said, Secretary

Neil Said has provided legal services to companies listed on the TSX and TSX-V exchanges in the sectors of technology, oil and gas, and mining since 2011. During that time, Mr. Said also worked as legal counsel at Toronto-based investment bank Forbes & Manhattan, with dealings in these same sectors. Given his familiarity with the role of these sectors as stakeholders in the earth’s ecosystem, particularly from a regulatory perspective, Mr. Said’s insights will be instrumental to the Company’s environmental products. Mr. Said earned a Juris Doctor from the University of Toronto’s Faculty of Law, and a Bachelor of Business Administration (Honors) with a minor in economics from Wilfrid Laurier University.

Ryan Ptolemy, Chief Financial Officer

Ryan Ptolemy is Chartered Professional Accountant, Certified General Accountant and Certified Financial Advisor charter holder who is the Chief Financial Officer for various Toronto Stock Exchange, TSX Venture Exchange and Canadian Securities Exchange listed companies in the investment and mining industries. Mr. Ptolemy holds a Bachelor of Arts from Western University. From 2015 to present, Mr. Ptolemy has been Chief Financial Officer of Aberdeen International Inc., Belo Sun Mining Corp., African Gold Group, Inc., Routemaster Capital Inc., EarthRenew Inc. and Fura Gems Inc. From 2019 to present, Mr. Ptolemy is also a director of African Gold Group, Inc. This experience in the mining sector has provided Mr. Ptolemy a unique perspective on the environmental considerations relating to this industry, which aligns with the Company’s business objectives.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers have, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Family Relationships

There are no familial relationships among any of our directors or officers.

Significant Employees

We do not have any significant employees other than our current directors and executive officers named herein.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Company was incorporated on October 8, 2019. For the fiscal year ending December 31, 2020, we expect to compensate our highest paid officers and directors as follows:

Name and Capacity	Cash Compensation	Other Compensation	Total Compensation
Indivar Pathak (CEO and Director)	$125,000	$0	$125,000
Stan Bharti (Director)	$0	$0	$0
Kam Gill (Director)	$0	$0	$0
Ryan Ptolemy (CFO)	$125,000	$0	$125,000
Neil Said (Legal Counsel & Secretary)	$125,000	$0	$125,000

Director and Executive Officer Compensation

We have three directors. We currently do not pay our directors any cash compensation for their services as directors. We pay each of our executive officers $125,000 in cash compensation annually.

Personnel Agreements, Arrangements or Plans

The following describes the respective consulting agreements entered into by the Company and its executive officers in place as of the date hereof.

Indivar Pathak

The Company has a contract with Mr. Indivar Pathak (“Mr. Pathak”) for consulting services to be performed for the Company on a month-to-month basis in his capacity as Chief Executive Officer, dated January 1, 2020, pursuant to which Mr. Pathak is entitled to compensation for the provision of such services at a monthly base fee of $10,416.67 (the “Monthly Base Fee”). The Company may terminate the contract at any time for cause without notice or payment, or without cause by making a payment to Mr. Pathak of 1.5 times the Monthly Base Fee.

Neil Said

The Company has a contract with Mr. Neil Said (“Mr. Said”) for consulting services to be performed for the Company on a month-to-month basis in his capacity as Secretary, dated January 1, 2020, pursuant to which Mr. Said is entitled to compensation for the provision of such services at a monthly base fee of $10,416.67 (the “Monthly Base Fee”). The Company may terminate the contract at any time for cause without notice or payment, or without cause by making a payment to Mr. Said of 1.5 times the Monthly Base Fee.

Ryan Ptolemy

The Company has a contract with Mr. Ryan Ptolemy (“Mr. Ptolemy”) for consulting services to be performed for the Company on a month-to-month basis in his capacity as Chief Financial Officer, dated January 1, 2020, pursuant to which Mr. Ptolemy is entitled to compensation for the provision of such services at a monthly base fee of $10,416.67 (the “Monthly Base Fee”). The Company may terminate the contract at any time for cause without notice or payment, or without cause by making a payment to Mr. Ptolemy of 1.5 times the Monthly Base Fee.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table shows the beneficial ownership of the Common Shares as of the date of this Offering Circular held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers as a group. As of December 31, 2019, there were 13,000,000 Common Shares issued and outstanding, which were subdivided by way of a 2.5-for-1 stock split on March 3, 2020, into 32,500,000 Common Shares. As of the date of this Offering Circular, there are 32,692,592 Common Shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all the Common Shares shown as beneficially owned by them.

Name and Address of Benefit Holder	Amount and Nature of Benefit Ownership	Percent of Class (1)

Directors and Officers
Stan Bharti	15,750,000 Common Shares	48.18%
65 Queen Street West, Suite 800
Toronto, Ontario M5H 2M5

Greater than 10% Securityholders
Neil Stevenson-Moore	8,000,000 Common Shares	24.47%
65 Queen Street West, Suite 800
Toronto, Ontario M5H 2M5

James. L. Stafford	7,500,000 Common Shares	22.94%
65 Queen Street West, Suite 800
Toronto, Ontario M5H 2M5

_______________________

(1) This Offering Statement does not contemplate that any of our current listed shareholders will acquire any additional Common Shares as part of this Offering.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Transactions with Related Persons

The Company has a contract with Mr. Pathak, a director of the Company, for services as the Company’s Chief Executive Officer, dated January 1, 2020, pursuant to which Mr. Pathak is entitled to compensation for the provision of such services of base fees of $10,416.67 per month. The Company may terminate this contract at any time for cause without notice or payment, or without cause by making a payment to Mr. Pathak of 1.5 times the monthly base fee.

The Company has a contract with Mr. Said for services as the Company’s Legal Counsel and Secretary, dated January 1, 2020, pursuant to which Mr. Said is entitled to compensation for the provision of such services of base fees of $10,416.67 per month. The Company may terminate this contract at any time for cause without notice or payment, or without cause by making a payment to Mr. Said of 1.5 times the monthly base fee.

The Company has a contract with Mr. Ptolemy for services as the Company’s Chief Financial Officer, dated January 1, 2020, pursuant to which Mr. Ptolemy is entitled to compensation for the provision of such services of base fees of $10,416.67 per month. The Company may terminate this contract at any time for cause without notice or payment, or without cause by making a payment to Mr. Ptolemy of 1.5 times the monthly base fee.

Except as set forth above, there has not been, nor is there currently proposed, any transaction in which we are or were a participant and the amount involved exceeds the lesser of $120,000 or 1% of the total assets as of December 31, 2019, and in which any of our directors, executive officers, holders of more than 10% of the Common Shares or any immediate family member of any of the foregoing had or will have a direct or indirect material interest, other than compensation arrangements, which include equity and other compensation, termination, change in control, consulting and other arrangements, which are described under “Compensation of Directors and Executive Officers” beginning on page 48.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), director(s) and significant shareholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of the Board, or an appropriate committee thereof. On a moving forward basis, our directors will continue to approve any related party transaction.

SECURITIES BEING OFFERED

The following is a summary of the rights of our capital stock as provided in our Articles of Incorporation and Bylaws. For more detailed information, please see our Articles of Incorporation that have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

The Company’s Articles of Incorporation (the “Articles”) provide that our authorized capital consists of an unlimited number of Common Shares, without par value, which do not have any special rights or restrictions.

As of the date of this Offering Circular, the Company has 32,692,592 Common Shares issued and outstanding.

Rights, Preferences and Restrictions Attaching to The Common Shares

The Business Corporations Act (Ontario) provides the following rights, privileges, restrictions and conditions attaching to our Common Shares:

•	to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;
•	subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of our company, to share equally in the remaining property of the Company on liquidation, dissolution or winding-up of our company; and
•	the Common Shares are entitled to receive dividends if, as, and when declared by the Board.

The Common Shares do not have any conversion rights, and they are not subject to any redemption rights or liability for further calls or assessment.

The provisions in the Articles attaching to the Common Shares may be altered, amended, repealed, suspended or changed by the affirmative vote of the holders of not less than two-thirds of the outstanding Common Shares.

With the exception of special resolutions (e.g., resolutions in respect of fundamental changes to the Company, including: change of the Company’s name, the sale of all or substantially all of the Company’s assets, a merger or other arrangement or an alteration to the Company’s authorized capital that is not allowed by resolution of the directors) that require the approval of holders of two-thirds of the outstanding Common Shares entitled to vote at a meeting, either in person or by proxy, resolutions to approve matters brought before a meeting of our shareholders require approval by a simple majority of the votes cast by shareholders entitled to vote at a meeting, either in person or by proxy.

Shareholder Meetings

The Business Corporations Act (Ontario) provides that: (i) a general meeting of shareholders shall be held at such place in or outside Ontario as the directors determine or, in the absence of such a determination, at the place where the registered office of our company is located; (ii) directors must call an annual meeting of shareholders not later than 18 months after the date of incorporation and no later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, the directors may fix in advance a date as the record date for that determination, provided that such date shall not precede by more than 50 days or by less than 21 days, if we are a public company, otherwise 10 days, the date on which the meeting is to be held; (iv) the holders of not less than 5% of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition; (v) only shareholders entitled to vote at the meeting, our directors and our auditor are entitled to be present at a meeting of shareholders; and (vi) upon the application of a director or shareholder entitled to vote at the meeting, the Superior Court of Justice may order a meeting to be called, held and conducted in a manner that such Court directs.

Pursuant to our Bylaws, the quorum for the transaction of business at a meeting of our shareholders is at least two persons who are, or who represent by proxy, two or more shareholders who, in the aggregate, hold at least ten percent of the issued shares entitled to be voted at the meeting.

Fully Paid and Non-Assessable

All outstanding Common Shares are, and the Common Shares to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and non-assessable.

Resale Restrictions

The Common Shares will be transferable following the termination of any transfer hold periods under applicable law.

The securities to be issued in connection with this Offering will be subject to a statutory hold period in Canada in accordance with Section 2.5(2)(3)(ii) of National Instrument 45-102 – Resale of Securities, as follows: “Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months, and a day after the later of (i) [insert the distribution date], and (ii) the date the issuer became a reporting issuer in any province or territory.”

Investors in this Offering should consult with their own professional advisers with respect to restrictions on the transferability of the securities offered hereunder.

Penny Stock Regulation

The SEC has adopted regulations that generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the investor in such securities and have received the investor’s written consent to the transaction prior to the investment. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Common Shares immediately following this Offering may be subject to such penny stock rules, investors in this Offering may find it more difficult to sell the Common Shares in the secondary market.

Absence of Public Market

We are an alternative reporting company under Regulation A, Tier 2 of the Securities Act. There is no public trading market for the Common Shares. The Company plans to make an application for listing of the Common Shares on the CSE and the OTCQB within 12 months of the last close of this Offering, but the Company’s Board will determine whether to do so in its sole discretion. No application is currently being prepared for the Common Shares to trade on the CSE or the OTCQB. As a result, the Common Shares sold in this Offering may not be listed on a securities exchange or quoted on an alternative trading system for an extended period of time, if at all. (See Risk Factors beginning on page 15).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an Offering Statement on Form 1-A pursuant to Regulation A promulgated under the Securities Act with respect to the Common Shares offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Shares offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

PART F/S

INDEX TO FINANCIAL STATEMENTS

GEAR CAPITAL INC.

GEAR CAPITAL INC.

FINANCIAL STATEMENTS

For the Period from Incorporation on October 8, 2019 to December 31, 2019

(Expressed in United States Dollars)

Independent Auditors’ Report

To the Board of Directors and Shareholders of

Gear Capital Inc.

We have audited the accompanying financial statements of Gear Capital Inc., which comprise the statement of financial position as of December 31, 2019, and the related statement of operations and comprehensive loss, statement of shareholders’ equity and statement of cash flows for the period from incorporation on October 8, 2019 to December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

251 Consumers Road, Suite 800

Toronto, Ontario

M2J 4R3

mcgovernhurley.com

t. 416-496-1234

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gear Capital Inc. as of December 31, 2019, and the results of their operations and their cash flows for the period from incorporation on October 8, 2019 to December 31, 2019 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a cumulative loss since incorporation on October 8, 2019. As stated in Note 1, substantial doubt exists about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

McGovern Hurley LLP

“McGovern Hurley LLP”

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Ontario

January 28, 2020

Gear Capital Inc.
Statement of Financial Position
(Expresed in U.S. Dollars)

As at:	December 31, 2019

ASSETS
Current
Cash	$182,267
Prepaid expenses	20,000
Total assets	$202,267
LIABILITIES
Current
Accounts payable and accrued liabilities	$11,959
Total liabilities	11,959
SHAREHOLDERS' EQUITY
Share capital (Note 3)	300,000
Deficit	(109,692)
Total shareholders' equity	190,308
Total liabilities and shareholders' equity	$202,267

Going concern (Note 1)
Commitments and contigencies (Note 6)

Approved on behalf of the Directors:
"Stan Bharti"	"Indivar Pathak"
Director	Director

See accompanying notes to the financial statements

Gear Capital Inc.
Statement of Operations and Comprehensive Loss
(Expresed in U.S. Dollars)

For the period from incorporation on October 8, 2019 to
December 31, 2019

Expenses
Administrative and general	$4,681
Consulting and personnel costs	90,011
Conference	15,000
Net loss and comprehensive loss for the period	$(109,692)

Weighted average number of shares outstanding	12,428,571
Basic and diluted loss from per share	$(0.01)

See accompanying notes to the financial statements

Gear Capital Inc.
Statement of Shareholders' Equity
(Expresed in U.S. Dollars)

	Common Shares		Accumulated Deficit	Equity
	#	$	$	$
Balance, October 8, 2019	—	—	—	—
Founder shares	10,000,000	—	—	—
Private placement (Note 3(b))	3,000,000	300,000	—	300,000
Net loss for the period	—	—	(109,692)	(109,692)
Balance, December 31, 2019	13,000,000	300,000	(109,692)	190,308

See accompanying notes to the financial statements

Gear Capital Inc.
Statement of Cash Flows
(Expressed in U.S. Dollars)

For the period from incorporation on October 8, 2019 to December 31, 2019

OPERATING ACTIVITIES
Net loss	$(109,692)
Items not involving cash:
Prepaid expenses	(20,000)
Accounts payables and accrued liabilities	11,959
Net cash flows used in operating activities	(117,733)

FINANCING ACTIVITIES
Private placement (Note 3(b))	300,000
Net cash flows provided by financing activities	300,000
CHANGE IN CASH DURING THE PERIOD	182,267

CASH, beginning of the period	—

CASH, end of the period	$182,267

See accompanying notes to the financial statements

GEAR CAPITAL INC.

Notes to the Financial Statements

For the period from incorporation on October 8, 2019 to December 31, 2019

(Expressed in United States dollars)

1.	NATURE OF OPERATIONS

Gear Capital Inc. (the “Company” or “Gear”) was incorporated in the province of Ontario on October 8, 2019 and is an investment company that incubates projects built around making an impact; whether that may be a social impact, an environmental impact, or any other type of impact that makes an improvement to quality of life around the world.

These financial statements are prepared on a going concern basis which assumes the Company will be able to meet its obligations and continue its operations for the next fiscal year.

At December 31, 2019, the Company had positive working capital of $190,308 and a cumulative loss since inception of $(109,692). The Company has a need for equity capital and financing for working capital and development of its projects. These matters represent material uncertainties that cast substantial doubt about the ability of the Company to continue as a going concern. The Company's continuance as a going concern is dependent upon its ability to obtain adequate financing and to reach profitable levels of operation. It is not possible to predict whether financing efforts will be successful or if the Company will attain profitable levels of operations. Management believes it will be successful in raising the necessary funding to continue operations in the normal course of operations, however, there is no assurance that funds will continue to be available on terms acceptable to the Company or at all. The financial statements do not reflect adjustments to the carrying value of assets and liabilities that would be necessary should the Company be unable to continue operations and such adjustments could be material.

2.	BASIS OF PRESENTATION

a)	Statement of compliance

These financial statements of the Company and its subsidiaries have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”), effective for the Company’s reporting period from incorporation on October 8, 2019 to December 31, 2019. The policies as set out below were consistently applied to all the periods presented unless otherwise noted. The Board of Directors approved these financial statements for issue on January 28, 2020.

b)	Basis of preparation

These financial statements were prepared on a going concern basis, under the historical cost convention, as modified by the revaluation of financial assets and financial liabilities (including derivative instruments) at fair value through profit or loss.

The preparation of financial statements requires the use of certain critical accounting estimates. It also requires management to exercise judgment in applying the Company’s accounting policies.

GEAR CAPITAL INC.

Notes to the Financial Statements

For the period from incorporation on October 8, 2019 to December 31, 2019

(Expressed in United States dollars)

2.	BASIS OF PRESENTATION (continued)

c)	New and future accounting policies

Certain pronouncements were issued by the IASB or the IFRIC that are mandatory for accounting periods beginning on or after January 1, 2020 or later periods. Many are not applicable or do not have a significant impact to the Company and have been excluded.

Future standards:

IAS 1 – Presentation of Financial Statements (“IAS 1”) and IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors (“IAS 8”) were amended in October 2018 to refine the definition of materiality and clarify its characteristics.  The revised definition focuses on the idea that information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements.  The amendments are effective for annual reporting periods beginning on or after January 1, 2020.  Earlier adoption is permitted.

d)	Significant accounting judgements, estimates and assumptions

The preparation of the financial statements in conformity with IFRS requires the Company’s management to make judgments, estimates and assumptions about future events that affect the amounts reported in the financial statements and related notes to the financial statements.  Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

The significant areas of estimation and uncertainties considered by management in preparing the financial statements include:

Critical judgement in applying accounting policies:

•	Income taxes, value added, withholding and other taxes

The Company is subject to income, value added, withholding and other taxes. Significant judgment is required in determining the Company’s provisions for taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. The determination of the Company’s income, value added, withholding and other tax liabilities requires interpretation of complex laws and regulations. The Company’s interpretation of taxation law as applied to transactions and activities may not coincide with the interpretation of the tax authorities. All tax related filings are subject to government audit and potential reassessment subsequent to the financial statement reporting period. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the tax related accruals and deferred income tax provisions in the period in which such determination is made.

•	Contingencies

Refer to Note 6.

GEAR CAPITAL INC.

Notes to the Financial Statements

For the period from incorporation on October 8, 2019 to December 31, 2019

(Expressed in United States dollars)

2.	BASIS OF PRESENTATION (continued)

e)	Functional and presentation currency

The functional currency of the Company is the currency of the primary economic environment in which it operates. The Company’s financial statements are presented in United States dollars which is the functional currency of the Company.

In preparing the financial statements of the entity, transactions in currencies other than the entity’s functional currency (“Foreign Currencies”) are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in Foreign Currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined.

f)	Cash

Cash is carried in the statement of financial position at amortized cost. Cash consists of cash on deposit with banks and highly liquid short-term interest-bearing securities with maturities at the date of purchase of three months or less.

g)	Financial instruments

Financial assets

Initial recognition and measurement

Non-derivative financial assets within the scope of IFRS 9, Financial Instruments (“IFRS 9”) are classified and measured as “financial assets at fair value”, as either fair value through profit or loss (“FVPL”) or fair value through other comprehensive income (“FVOCI”), and “financial assets at amortized costs”, as appropriate. The Company determines the classification of financial assets at the time of initial recognition based on the Company’s business model and the contractual terms of the cash flows.

All financial assets are recognized initially at fair value plus, in the case of financial assets not at FVPL, directly attributable transaction costs on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

Financial assets with embedded derivatives are considered in their entirety when determining their classification at FVPL or at amortized cost. Cash is measured at amortized cost.

Subsequent measurement – financial assets at amortized cost

After initial recognition, financial assets measured at amortized cost are subsequently measured at the end of each reporting period at amortized cost using the Effective Interest Rate (“EIR”) method. Amortized cost is calculated by taking into account any discount or premium on acquisition and any fees or costs that are an integral part of the EIR.

GEAR CAPITAL INC.

Notes to the Financial Statements

For the period from incorporation on October 8, 2019 to December 31, 2019

(Expressed in United States dollars)

2.	BASIS OF PRESENTATION (continued)

g)	Financial instruments (continued)

Subsequent measurement – Financial assets at FVPL

Financial assets measured at FVPL include financial assets management intends to sell in the short term and any derivative financial instrument that is not designated as a hedging instrument in a hedge relationship. Financial assets measured at FVPL are carried at fair value in the statements of financial position with changes in fair value recognized in other income or expense in the statements of operations and comprehensive loss. The Company does not measure any financial assets at FVPL.

Subsequent measurement – Financial assets at FVOCI

Financial assets measured at FVOCI are non-derivative financial assets that are not held for trading and the Company has made an irrevocable election at the time of initial recognition to measure the assets at FVOCI. The Company does not measure any financial assets at FVOCI.

After initial measurement, investments measured at FVOCI are subsequently measured at fair value with unrealized gains or losses recognized in other comprehensive income or loss in the statements of operations and comprehensive loss. When the investment is sold, the cumulative gain or loss remains in accumulated other comprehensive income or loss and is not reclassified to profit or loss.

Dividends from such investments are recognized in other income in the statements of operations and comprehensive loss when the right to receive payments is established.

Derecognition

A financial asset is derecognized when the contractual rights to the cash flows from the asset expire, or the Company no longer retains substantially all the risks and rewards of ownership.

Impairment of financial assets

The Company’s only financial assets subject to impairment are receivables, which are measured at amortized cost. The Company has elected to apply the simplified approach to impairment as permitted by IFRS 9, which requires the expected lifetime loss to be recognized at the time of initial recognition of the receivable. To measure estimated credit losses, receivables have been grouped based on shared credit risk characteristics, including the number of days past due. An impairment loss is reversed in subsequent periods if the amount of the expected loss decreases and the decrease can be objectively related to an event occurring after the initial impairment was recognized.

Financial liabilities

Initial recognition and measurement

Financial liabilities are measured at amortized cost, unless they are required to be measured at FVPL as is the case for held for trading or derivative instruments, or the Company has opted to measure the financial liability at FVPL. The Company’s financial liabilities include accounts payable and accrued liabilities which are measured at amortized cost. All financial liabilities are recognized initially at fair value.

GEAR CAPITAL INC.

Notes to the Financial Statements

For the period from incorporation on October 8, 2019 to December 31, 2019

(Expressed in United States dollars)

2.	BASIS OF PRESENTATION (continued)

g)	Financial instruments (continued)

Subsequent measurement – financial liabilities at amortized cost

After initial recognition, financial liabilities measured at amortized cost are subsequently measured at the end of each reporting period at amortized cost using the EIR method. Amortized cost is calculated by taking into account any discount or premium on acquisition and any fees or costs that are an integral part of the EIR.

Subsequent measurement – Financial liabilities at FVPL

Financial liabilities measured at FVPL include any derivative financial instrument that is not designated as a hedging instrument in a hedge relationship. Financial liabilities are measured at FVPL are carried at fair value in the statements of financial position with changes in fair value recognized in other income or expense in the statements of operations.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expired with any associated gain or loss recognized in other income or expense in the statements of operations.

h)	Taxation

Current income tax

Income tax expense represents the sum of the tax currently payable and deferred tax. The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit or loss as reported in the statement of operations because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred income tax

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

GEAR CAPITAL INC.

Notes to the Financial Statements

For the period from incorporation on October 8, 2019 to December 31, 2019

(Expressed in United States dollars)

2.	BASIS OF PRESENTATION (continued)

i)	Provisions

General

Provisions are recognised when (a) the Company has a present obligation (legal or constructive) as a result of a past event and (b) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and (c) a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are discounted using a current risk free pre tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

j)	Loss per share

Loss per share is based on the weighted average number of common shares of the Company outstanding during the period. The diluted loss per share reflects the potential dilution of common share equivalents, such as outstanding share options and warrants, in the weighted average number of common shares outstanding during the period, if dilutive. No exercise or conversion is assumed during periods in which a net loss is incurred as the effect is anti-dilutive.

3.	SHARE CAPITAL

a)	Authorized

Unlimited number of voting common shares, without par value

b)	Issued and outstanding common shares

	Number of shares	$
Balance as of October 8, 2019	—	—
Founder shares	10,000,000	—
Private placement	3,000,000	300,000
Balance as of December 31, 2019	13,000,000	300,000

On October 24, 2019, the Company closed a private placement for $300,000 by issuing 3,000,000 common shares at $0.10.

GEAR CAPITAL INC.

Notes to the Financial Statements

For the period from incorporation on October 8, 2019 to December 31, 2019

(Expressed in United States dollars)

4.	CAPITAL MANAGEMENT

The Company considers its capital structure to consist of share capital. The Company manages its capital structure and makes adjustments based on the funds available to support the development of its operations. The board of directors has not established quantitative return on capital criteria for management and relies on the expertise of management and the board of directors to sustain future development of the business.

The Company is dependent upon external financing to fund its activities. To continue to carry out the Company’s planned development and funding of ongoing administrative expenses the Company will utilize its existing working capital and will raise additional capital as appropriate.

The management and board of directors of the Company review its capital management approach on an ongoing basis and believe it reflects a reasonable approach given the relative size of the Company’s assets. There were no changes to the approach of management and the board of directors to capital management for the period from incorporation on October 8, 2019 to December 31, 2019. As at December 31, 2019, the Company is not subject to externally imposed capital requirements.

5.	FINANCIAL RISK MANAGEMENT

The Company’s activities expose it to a variety of financial risks summarized below. There have been no significant changes in risks, objectives, policies and procedures for managing risks during the period from incorporation on October 8, 2019 to December 31, 2019.

Fair value hierarchy

The three levels of the fair value hierarchy with respect to required disclosures about the inputs to fair value measurements are:

•	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;
•	Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and,
•	Level 3 – Inputs that are not based on observable market data.

The carrying value of cash, and accounts payable and accrued liabilities reflected in the statement of financial position approximate fair value because of the relatively short-term maturities.

Foreign currency risk

The Company funds the operations and maintains a head office in Canada. A portion of the Company’s expenses are denominated in US dollars and Canadian dollars. Consequently, the Company is exposed to fluctuations in foreign exchange rates. The Company has not used derivative instruments to reduce its exposure to foreign exchange fluctuations.

Credit risk

The Company's credit risk is primarily attributable to cash and amounts receivable. The Company has no significant concentration of credit risk arising from operations. Cash consists of cash held in financial institutions from which management believes the risk of loss to be remote.

Liquidity risk

As at December 31, 2019 the Company had limited working capital. The Company expects to complete future equity or other debt financings, as required and available. However, there is no assurance that funds will be available on terms acceptable to the Company at all.

GEAR CAPITAL INC.

Notes to the Financial Statements

For the period from incorporation on October 8, 2019 to December 31, 2019

(Expressed in United States dollars)

6.	COMMITMENTS AND CONTINGENCIES

The Company is, from time to time, involved in various claims and legal proceedings. The Company cannot reasonably predict the likelihood or outcome of these activities. The Company does not believe that adverse decisions in any ending or threatened proceedings related to any matter, or any amount which may be required to be paid by reasons thereof, will have a material effect on the financial condition or future results of operations.

The Company is party to certain management contracts. Minimum commitments remaining under these contracts were approximately $18,500 all due within one year.

7.	RELATED PARTIES

During the period from incorporation on October 8, 2019 to December 31, 2019, the Company did not enter into any transactions in the ordinary course of business with related parties.

The remuneration of directors and other members of key management personnel during the period from incorporation on October 8, 2019 to December 31, 2019 was $nil.

8.	INCOME TAX

a)	Provision for Income Taxes

Major items causing the Company's effective income tax rate to differ from the combined Canadian federal and provincial statutory rate of 26.5% were as follows:

2019
$

(Loss) before income taxes	(109,692)

Expected income tax (recovery) based on statutory rate	(29,000)
Adjustment to expected income tax benefit:
Benefit of tax assets not recognized	29,000

Deferred income tax (recovery)	—

b)	Deferred Income Tax

Deferred tax assets have not been recognized in respect of the following temporary differences:

2019
$

Non-capital loss carry-forwards	110,000

Total	110,000

The potential future benefit of these losses has not been recognized in the financial statements because it is not probable that future taxable profit will be available against which the Company can use the benefits.

GEAR CAPITAL INC.

Notes to the Financial Statements

For the period from incorporation on October 8, 2019 to December 31, 2019

(Expressed in United States dollars)

8.	INCOME TAX (continued)
c)	Tax loss carry-forwards

As at December 31, 2019, the Company has non-capital tax losses for Canadian income tax purposes of approximately $110,000, available to use against future taxable income. The non-capital losses expire as follows:

Year of Expiry	Amount
$

2039	110,000

PART III – EXHIBITS

Exhibit No.	Description
EX1A-2.1	Certificate of Incorporation of GEAR Capital Inc.
EX1A-2.2	Articles of Amendment to Certificate of Incorporation of GEAR Capital Inc.
EX1A-2.3	Bylaws of GEAR Capital Inc.
EX1A-4.1	Form of Subscription Agreement.
EX1A-6.1	Consulting Agreement dated January 1, 2020, between GEAR Capital Inc. and Indivar Pathak.
EX1A-6.2	Consulting Agreement dated January 1, 2020, between GEAR Capital Inc. and Neil Said.
EX1A-6.3	Consulting Agreement dated January 1, 2020, between GEAR Capital Inc. and Ryan Ptolemy.
EX1A-6.4	Subscription Agreement dated October 4, 2019, between GEAR Capital Inc. and Stan Bharti.
EX1A-6.5	Broker-Dealer Agreement dated February 25, 2020, between GEAR Capital Inc. and Dalmore Group, LLC.
EX1A-6.6	Amended and Restated Broker-Dealer Agreement dated June 5, 2020, between GEAR Capital Inc. and Dalmore Group, LLC.
EX1A-10.1	Power of Attorney (included on signature page hereto).
EX1A-11.1	Consent of McGovern Hurley LLP.
EX1A-12.1	Opinion of Garfinkle Biderman LLP.
EX1A-14.1	Appointment of Agent for Service of Process.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on July 24, 2020.

GEAR CAPITAL INC.

/s/ Indivar Pathak

Name: Indivar Pathak

Title: Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Indivar Pathak his or her true and lawful attorney-in-fact and agent, with full power of substitution, for her or him and in her or his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or her or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Indivar Pathak	Date: July 24, 2020
Name: Indivar Pathak
Title: Chief Executive Officer and Director
(Principal Executive Officer)
/s/ Ryan Ptolemy	Date: July 24, 2020
Name: Ryan Ptolemy
Title: Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

/s/ Stan Bharti	Date: July 24, 2020
Name: Stan Bharti
Title: Director
/s/ Kam Gill	Date: July 24, 2020
Name: Kam Gill
Title: Director

III-2